                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                          Independent Bank Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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
                       [INDEPENDENT BANK CORPORATION LOGO]

March 15, 2002


Dear Shareholder:

         We invite you to attend the 2002 Annual Meeting of Shareholders. This year's meeting will be held on Tuesday, April 16, 2002, at 3:00 p.m. at the Ionia Theater, 205 West Main Street, Ionia, Michigan 48846.

         It is important that your shares are represented at the Annual Meeting. Please carefully read the Notice of Annual Meeting and Proxy Statement. Whether or not you expect to attend the Annual Meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR REGISTER YOUR VOTE BY PHONE OR THE INTERNET.

Sincerely,



/s/ Charles Van Loan


Charles Van Loan
President and
Chief Executive Officer

                          INDEPENDENT BANK CORPORATION

                              230 West Main Street
                              Ionia, Michigan 48846







                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held April 16, 2002



         The Annual Meeting of Shareholders of Independent Bank Corporation will be held at the Ionia Theater, 205 West Main Street, Ionia, Michigan 48846, on Tuesday, April 16, 2002, at 3:00 p.m. (local time) for the following purposes:

         1. To elect two nominees to the Board of Directors to serve three-year terms expiring in 2005.

         2. To consider and vote upon the approval of the Company's Long-Term Incentive Plan.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record as shown by the transfer books of the Company at the close of business on February 15, 2002, are entitled to notice of and to vote at the meeting or any adjournment thereof. Whether or not you expect to be present in person at this meeting, please sign the enclosed proxy and return it promptly in the enclosed envelope or register your vote by phone or the internet. If you attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.

                                    By order of the Board of Directors,



                                    /s/ Robert N. Shuster


                                    Robert N. Shuster
                                    Secretary




Dated: March 15, 2002

                          INDEPENDENT BANK CORPORATION

                              230 West Main Street
                              Ionia, Michigan 48846




                                 PROXY STATEMENT

                                 March 15, 2002


         This Proxy Statement is furnished in connection with the solicitation, beginning approximately March 15, 2002, by the Board of Directors of Independent Bank Corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders. This meeting will be held on Tuesday, April 16, 2002, at 3:00 p.m. at the Ionia Theater, 205 West Main Street, Ionia, Michigan 48846.

         If the form of the Proxy accompanying this Proxy Statement is properly executed and returned, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions given in such Proxy. If no choice is specified, the shares represented by the Proxy will be voted for the election of directors listed as nominees and for the proposal to approve the Company's Long-Term Incentive Plan.

         To vote by telephone, shareholders of record (shareholders who have been issued a certificate representing their shares) may call toll free on a touch-tone telephone 1-877-PRX-VOTE (1-877-779-8683); enter the control number located on your proxy card and follow the recorded instructions. To vote by internet, go to the site http://www.eproxyvote.com/ibcp; enter the control number located on your proxy card and follow the instructions provided.

         If your shares are held through a bank or a broker (referred to as "street name"), you may also be eligible to vote your shares electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the internet address that is listed.

         A Proxy may be revoked prior to its exercise by delivering a written notice of revocation to the Secretary of the Company, executing a subsequent Proxy or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a Proxy.

                        VOTING SECURITIES AND RECORD DATE

         As of February 15, 2002, the record date for the Annual Meeting, the Company had issued and outstanding 11,750,007 shares of Common Stock, par value $1.00 per share ("Common Stock"). Shareholders are entitled to one vote for each share of Common Stock registered in their names at the close of business on the record date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by the Company.

         As of February 15, 2002, no person was known by Management to be the beneficial owner of more than 5% of the Common Stock, except as follows:

                                                                                   Amount and
                                                                                    Nature of                Approximate
                                            Name and Address of                    Beneficial                  Percent
          Title of Class                     Beneficial Owner                       Ownership                 of Class
---------------------------------------------------------------------------------------------------------------------------
          Common Stock,                Independent Bank Corporation                  724,052                    6.01%
          $1 par value            Employee Stock Ownership Trust ("ESOT")
                                           230 West Main Street
                                           Ionia, Michigan 48846

         The ESOT holds shares of Common Stock pursuant to the terms of the Company's Employee Stock Ownership Plan ("ESOP"). U.S. Bank administers the ESOP and serves as directed trustee. The Company's ESOP Administrative Committee has investment power with respect to the shares of Common Stock held by the ESOT and has voting power to the extent that the ESOP participants do not direct the voting of the shares of Common Stock allocated to their accounts.

         The Administrative Committee is comprised of Robert N. Shuster, James
J. Twarozynski and Laurinda M. Neve, each of whom are officers of the Company. Except for the shares of Common Stock allocated to their account as participants in the ESOP, each member of the Administrative Committee disclaims beneficial ownership of the shares held by the ESOP.

                              ELECTION OF DIRECTORS

         The Company's Articles of Incorporation provide that the Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. The Bylaws of the Company permit the Board of Directors to establish the size of the Board from three to fifteen members. The current Board has fixed the size of the Board at nine members until April 16, 2002, and at eight members thereafter. Terry L. Haske and Thomas F. Kohn are nominees to serve three-year terms ending in 2005. Each nominee is an incumbent director. Mr. Bazaire, the Company's current chairman, will retire as of this year's annual meeting. At this time the Board has elected not to nominate a replacement, rather it elected to reduce the size of the Board from nine members to eight.

         The Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable to serve, which is not now contemplated, the Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

         In addition to the nominees for director, each director whose term will continue after the meeting is named on the following page. Each nominee and director owned beneficially, directly or indirectly, the number of shares of Common Stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee's and director's age, principal occupation or employment for the past five years has been furnished to the Company as of February 15, 2002, by the respective nominees and directors.

         A plurality of the votes cast at the Annual Meeting of Shareholders is required to elect the nominees as directors. Accordingly, at this year's meeting, the two individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote or otherwise, will not be treated as votes cast at the meeting. The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

                                                                                        Amount and
                                                                                         Nature of
                                                                                        Beneficial                      Percent of
                                                                                        Ownership(1)                    Outstanding
-----------------------------------------------------------------------------------------------------------------------------------
NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2005

Terry L. Haske (age 53)                                                                   24,733(2)                         .21%
  Mr. Haske is the President of Ricker & Haske, CPAs, P.C.
  He became a Director in 1996.

Thomas F. Kohn (age 69)                                                                   32,013                            .27
  Mr. Kohn is the Chief Executive Officer of Belco Industries, Inc.
  (manufacturer). He became a Director in 1995.

DIRECTORS WHOSE TERMS EXPIRE IN 2003

Robert L. Hetzler (age 57)
  Mr. Hetzler is the President of Monitor Sugar Company                                   12,818                            .11
  (food processor). He became a Director in 2000.

Robert J. Leppink (age 69)                                                                61,328                            .51
  Mr. Leppink is the President of Leppink's, Inc.
  (retail grocer). He became a Director in 1980.

Arch V. Wright, Jr. (age 69)                                                              65,470                            .54
  Mr. Wright is the President of Charlevoix Development Company
  (real estate development). He became a Director in 1974.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

Jeffrey A. Bratsburg (age 58)                                                             82,788                            .69
  Mr. Bratsburg served as President and Chief Executive
  Officer of Independent Bank West Michigan from 1985 until
  his retirement in 1999. He became a Director in 2000.

Charles A. Palmer (age 57)                                                                53,089                            .44
  Mr. Palmer is an attorney and a professor of law at Thomas M. Cooley
  Law School. He became a Director in 1991.

Charles C. Van Loan (age 54)                                                             156,825(3)                        1.30
  Mr. Van Loan is the President and Chief Executive Officer of
  Independent Bank Corporation. He became a Director in 1992.

(1) Except as described in the following notes, each nominee owns the shares directly and has sole voting and investment power or shares voting and investment power with his spouse under joint ownership. Includes shares of Common Stock that are issuable under options exercisable within 60 days.

(2) Includes 2,836 shares owned jointly with Mr. Haske's father with respect to which Mr. Haske shares voting and investment power.

(3) Includes 22,350 shares allocated to Mr. Van Loan's account under the ESOT. Also includes 5,423 shares held by Mr. Van Loan's dependent children.

         There are no family relationships between or among the directors, nominees or executive officers of the Company. The Board of Directors had seven meetings in 2001. During 2001, all directors attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which they served. In addition to the audit and personnel committees, the Board has a corporate development committee.

         The personnel committee (consisting of directors Bazaire, Hetzler, Kohn, Leppink, Palmer and Wright) met two times in 2001 to review and make recommendations to the Board relating to remuneration, including benefit plans, to be paid to the Company's directors and officers.

         The corporate development committee (consisting of directors Leppink, Palmer, Hetzler, Haske, Bazaire, Kohn, Bratsburg, Van Loan and Wright) met once in 2001 to consider and approve candidates to serve as directors of the Company's subsidiary banks (the "Banks"). Although nominees to serve as directors of the Company have been selected from individuals serving as directors of the Banks, the committee will consider other qualified individuals who are recommended by shareholders. Written recommendations of individuals for Board nomination may be forwarded to the Company's secretary for consideration as nominees at the 2003 Annual Meeting of Shareholders. Such recommendations must be received no earlier than January 16, 2003, and no later than February 15, 2003.

         The audit committee consists of directors Haske, Bazaire, Hetzler, and Wright, each of whom qualifies as an independent director under the current listing standards of the NASD. The committee met five times in 2001 to select independent public accountants and discuss financial matters with such independent accountants; review internal audit and loan review reports as well as Management's responses thereto; and review and discuss other pertinent financial, accounting, audit, and policy matters with Management.

         Last year, the Board of Directors adopted revisions to the written charter for the Company's audit committee. A copy of that charter, as revised, is included as Exhibit A to this Proxy Statement.

         On March 1, 2002, the committee submitted to the Board the following report.


                          REPORT OF THE AUDIT COMMITTEE

         The Committee has met with Management and the independent auditors to review and discuss the Company's audited financial statements as of and for the year ended December 31, 2001.

         The Committee obtained from the independent auditors a formal written statement describing the relationships between the auditors and the Company that might bear on the auditors' independence, which is consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee has also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

         The Committee has reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." The Committee also discussed, with and without management present, the results of the independent auditors' examination of the financial statements.

         Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                   TERRY L. HASKE              KEITH E. BAZAIRE

                         ROBERT L. HETZLER         ARCH V. WRIGHT, JR.


              PROPOSAL TO APPROVE THE INDEPENDENT BANK CORPORATION
                            LONG-TERM INCENTIVE PLAN

         On January 21, 2002, the Board of Directors adopted the Independent Bank Corporation Long-Term Incentive Plan (the "Plan"), subject to approval by the Company's shareholders. If approved, the Plan will succeed the Company's Employee Stock Option Plan and the Company's Non-employee Director Stock Option Plan. Only 196,907 shares remain available for issuance for options not yet granted under these plans. To date, 715,544 shares have been issued as the result of prior option grants, and 698,272 shares are subject to outstanding but unexercised options under these plans. The Plan allows the grant of equity-based compensation awards to key employees of the Company and its subsidiaries, as well as directors and consultants. As of the close of business on February 27, 2002, the closing sale price of the Company's Common Stock was $27.94. The following summary of the Plan is subject to the specific provisions contained in the complete text of the Plan set forth in Appendix B to this Proxy Statement.

         PURPOSE. The purpose of the Plan is to promote the long-term success of the Company for the benefit of its shareholders, through stock-based compensation, by aligning the personal interests of Plan participants with those of its shareholders. The Plan is designed to allow directors and key employees of the Company and its subsidiaries, as well as selected consultants, to participate in the Company's future, as well as to enable the Company to attract, retain, and reward such individuals.

         ADMINISTRATION. The Plan will be administered by the Personnel Committee of the Board of Directors (the "Committee"). The Committee is composed of six directors, each of whom is not an employee of the Company. The Committee has the authority to select participants to whom Awards may be awarded; the type of Awards (or combination thereof) to be granted; the number of shares of Common Stock to be covered by each Award; and the terms and conditions of any Award.

         The Plan provides for the granting of a variety of stock-based Awards, described in more detail below, such as Stock Options, including Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), Reload Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, and other Stock-Based Awards. The term of the Plan is ten (10) years; no Awards may be granted under the Plan after April 1, 2012.

         TYPES OF AWARDS. The following types of Awards may be granted under the
Plan:

         An "Option" is a contractual right to purchase a number of shares at a price determined at the date the Option is granted. Options include Incentive Stock Options, as defined in Section 422 of the Code, as well as Nonqualified Stock Options. The exercise price included in both Incentive Stock Options and Nonqualified Stock Options must equal at least 100% of the fair market value of the stock at the date of grant. Awards of certain Options may also include Reload Options. A Reload Option is an Option to purchase shares equal to the number of shares of Common Stock delivered in payment of the exercise price (including, in the discretion of the Committee, the number of shares tendered to the Company to satisfy any withholding tax liability arising upon exercise) and is deemed to be granted upon such delivery without further action by the Committee. A Reload Option is subject to the same terms as the original option, including the original term of the Option; however, the exercise price of the Reload Option must equal the fair market value of the Company's stock on the date of grant of the Reload Option.

         A "Stock Appreciation Right" is an Award of the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the Stock Appreciation Right and the prevailing market price of the Company's stock at the time of exercise. Stock Appreciation Rights may be granted only in tandem with Options.

         "Restricted Stock" are shares of Common Stock granted for no or nominal consideration. Title to the shares passes to the participant at the time of the grant; however, the ability to sell or otherwise dispose of the shares is subject to restrictions and conditions determined by the Committee.

         "Performance Shares" are an Award of the right to receive stock or cash of an equivalent value at the end of the specified performance period upon the attainment of specified performance goals.

         An "Other Stock-Based Award" is any other Award that may be granted under the Plan that is valued in whole or in part by reference to or is payable in or otherwise based on Common Stock.

         SHARES SUBJECT TO PLAN. The Company has reserved 575,000 shares of its Common Stock for use under the Plan. The shares to be offered under the Plan will be authorized and unissued shares, including shares acquired by the Company. The number of shares that may be issued under the Plan are subject to adjustments in the event of a merger, reorganization, consolidation, recapitalization, dividend (other than ordinary cash dividends), stock splits, or other change in corporate structure affecting the Common Stock. In addition, shares from the following sources are added to the number of shares available for issuance under the Plan, (i) shares surrendered in payment of the exercise price of options or to pay any tax withholding obligations incurred upon exercise, (ii) options withheld to pay the exercise price or tax withholding obligations incurred upon exercise, and (iii) the number of shares repurchased by the Company in the open market or otherwise having an aggregate purchase price no greater than the cash proceeds received by the Company from the sale of shares under the Plan. The Plan prohibits the award of more than 20 percent of Plan shares to any one participant. In addition, not more than 15 percent of Plan shares may be issued as restricted stock.

         TERMINATION OR AMENDMENT OF THE PLAN. The Board may at any time amend, discontinue, or terminate all or any part of this Plan; however, unless otherwise required by law, after shareholder approval, the rights of a participant may not be impaired without the consent of such participant. In addition, without the approval of the Company's shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except for the replenishment provisions of the Plan), (ii) extend the maximum option period under the Plan, or (iii) decrease the exercise price of any Option to less than 100% of the fair market value on the date of grant.

         ELIGIBILITY. Key employees of the Company and its subsidiaries, directors of the Company and its subsidiaries, as well as consultants, are eligible to be granted Awards under the Plan. Eligibility is determined by the Committee. At present, no persons have been granted Awards or are otherwise participating in the Plan. It is not possible to predict the number or identity of future participants or, except as set forth in the Plan, to describe the restrictions that may be included in Award agreements.

         PARTICIPATION AND ASSIGNABILITY. Generally, no Award, Option, or other benefit payable under the Plan may, except as otherwise specifically provided by law, be subject in any manner to assignment, transfer, or encumbrance. However, Nonqualified Stock Options may be transferred without consideration to (i) an immediate family member of the participant, (ii) a trust for the benefit of a participant or an immediate family member of the participant, or (iii) a partnership or limited liability company whose only partners or members are the participant and/or immediate family members, if the option holder satisfies certain conditions as may be required by the Committee. Neither the Plan nor any Award agreement granted under the Plan entitles any participant to any right to continued employment or service by the Company or any subsidiary.

         FEDERAL TAX CONSEQUENCES. The following summarizes the consequences of the grant and acquisition of Awards under the Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, State and local income tax consequences are not discussed, and may vary from locality to locality.

         OPTIONS. Plan participants will not recognize taxable income at the time an Option is granted under the Plan unless the Option has a readily ascertainable market value at the time of grant. Management understands that Options to be granted under the Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an Option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an Option is exercised and the Option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income.

         With respect to Incentive Stock Options (ISOs), participants will not realize income for federal income tax purposes as a result of the exercise of such Options. In addition, if the shares acquired as a result of the exercise of an ISO are disposed of more than two years after the date the Option is granted and more than one year after the date the Option was exercised, the entire gain, if any, realized upon disposition of those shares will be treated for federal income tax purposes as capital gain. Under these circumstances, no deduction will be allowable to the Company as the result of either the grant or exercise of an ISO. Exceptions to the general rules apply in the case of a "disqualifying disposition." If a participant disposes of the shares acquired pursuant to the exercise of an ISO before the expiration of one year after the date of exercise or two years after the date of grant, the sale will be treated as a "disqualifying disposition." As a result, the participant would recognize ordinary income, and the Company would be entitled to a deduction in the year in which the disposition occurred.

         The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (a) the sale price of the shares sold minus the exercise price, or (b) the fair market value of the shares at the time of exercise and minus the exercise price. If the disposition is to a related party (such as a spouse, brother, sister, lienal descendant, or certain trusts for business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, would be taxable as capital gain. In addition, the exercise of ISOs may result in an alternative minimum tax liability.

         RELOAD STOCK OPTIONS. Participants will recognize no income on the grant of any Reload Option. The tax consequences to the participant and the Company are the same as that for a Nonqualified Stock Option.

         STOCK APPRECIATION RIGHTS. Upon the grant of a Stock Appreciation Right, the participant will realize no taxable income and the Company will receive no deduction. A participant will realize income at the time of exercise if the Award becomes vested and is no longer subject to forfeiture and the participant is entitled to receive the value of the Award. The Company will receive a deduction of an equal amount in the same year the participant recognizes income.

         RESTRICTED STOCK. Recipients of shares of Restricted Stock that are not "transferable" and are subject to "substantial risk of forfeiture" at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient's income and the Company's deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price.

         PERFORMANCE SHARES. Participants are not taxed upon the grant of Performance Shares. Upon receipt of the underlying shares or cash, a participant will be taxed at ordinary income tax rates (subject to withholding) on the amount of cash received and/or the current fair market value of stock received, and the Company will be entitled to a corresponding deduction. The participant's basis in any Performance Shares received will be equal to the amount of ordinary income on which he or she was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

         REQUIRED VOTE FOR APPROVAL. The affirmative vote of a majority of the Company's Common Stock voted at the Annual Meeting, by person or by proxy, is required to approve the Plan. While broker nonvotes will not be treated as votes cast on the approval of this Plan, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote FOR the approval of the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED PLAN.

                            COMPENSATION OF DIRECTORS

         Directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-employee Directors") receive an annual retainer of $10,000. Each Non-employee Director also serves as a director of a subsidiary of the Company. Non-employee Directors of these subsidiaries receive an annual retainer of $2,000 and monthly meeting fees of $500. Non-employee Directors of the Company and its subsidiaries are not compensated for committee meetings.

         Pursuant to the Non-employee Director Stock Option Plan, a committee designated by the Board may grant options to purchase shares of Common Stock to each Non-employee Director. These options are not exercisable for 12 months and expire not more than ten years after the date of the grant. During 2001, each Non-employee Director received an option to purchase 4,307 shares of Common Stock at $19.04 per share, the fair market value of the Common Stock on the date of the grant.

         The Company maintains a Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the "Purchase Plan"). The Purchase Plan provides that Non-employee Directors of the Company or its subsidiaries may defer payment of all or a part of their director fees ("Fees") or receive shares of Common Stock in lieu of cash payment of Fees. Each Non-employee Director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

         A Current Stock Purchase Account is credited with shares of Common Stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of the Common Stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on the Common Stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant's termination as a Non-employee Director and the participant may generally elect either a lump sum or installment distribution.

         One of the Company's directors participates in a deferred compensation plan in lieu of current payment of Fees. The plan was adopted by the Company in 1985 and provides for retirement and death benefits to be paid to the participating director by the Company over a minimum of fifteen years. The Company is the owner and beneficiary of life insurance policies which are structured to fund the Company's obligations under the terms of the plan.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Stock (based on the last reported sales price of the respective year) with the cumulative total return of the Nasdaq Stock Market Index (United States stocks, only) and the Nasdaq Bank Stocks Index for the five-year period ended December 31, 2001. The following information is based on an investment of $100 on January 1, 1997, in the Common Stock, the Nasdaq Stock Market Index and the Nasdaq Bank Stocks Index, with dividends reinvested.

                                                                                            December 31,
                                               January 1,       --------------------------------------------------------------------
                                                  1997           1997            1998           1999           2000           2001
------------------------------------------------------------------------------------------------------------------------------------
Independent Bank Corporation.................   $100.00         $191.52        $152.72        $118.33         $172.88        $261.16
Nasdaq Stock Market..........................    100.00          122.48         172.68         320.89          193.01         153.15
Nasdaq Bank Stocks...........................    100.00          167.41         166.33         159.89          182.38         197.44


                                    [GRAPH]


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Company's ability to create shareholder wealth is predicated on its ability to attract and retain qualified executives and senior managers. The Board of Directors, therefore, believes that the Company's compensation policies and practices must: 1) provide incentives and rewards for superior performance;
2) align the interests of its executive officers and senior managers with the interests of its shareholders, and; 3) provide executive officers and senior managers with the opportunity to accumulate wealth that is commensurate with increases in the value of the Common Stock.

COMPENSATION STRATEGY

         Consistent with these objectives and based on a compensation review by nationally recognized compensation consultants, the Board of Directors adopted a "pay-for-performance" compensation strategy in 1991. The strategy seeks to maintain an optimum balance among three principal components of total compensation, as follows:

         BASE SALARY-Excluding consideration of other relevant factors, which may include individual performance, experience, expertise and tenure, the Board intends to maintain the base salaries of executive officers and senior managers at approximately 95% of the level established by the Company's peers.

         Annually, the Committee recommends a base salary for the President and Chief Executive Officer for consideration by the entire Board of Directors. The Committee's recommendation is based upon compensation levels established by the Company's peers and the Committee's evaluation of the relevant factors that are described above. The base salaries of the Presidents of each of the Banks are determined in a similar manner by the Company's President and Chief Executive Officer and the Banks' respective board of directors. The base salaries of other executive officers are established by the Company's President and Chief Executive Officer.

         ANNUAL CASH INCENTIVE-To provide performance incentives and to compensate for the below-peer base salary, the strategy provides for annual cash awards that are payable if the Company and the Banks meet or exceed annual performance objectives established by the Board of Directors. Assuming "target performance" is achieved under the Management Incentive Compensation Plan described below, the Board intends that aggregate annual cash compensation (the total of base salary and annual cash incentive) will equal approximately 105% of peer level.

         LONG-TERM INCENTIVES-To align the interests of its executive officers and senior managers with the Company's shareholders, the Board's compensation strategy provides for equity-based compensation plans, including the Employee Stock Ownership Plan and the Employee Stock Option Plan described below, and if adopted the Company's Long-Term Incentive Plan. These compensation plans have been adopted by the Board of Directors, and the Employee Stock Option Plan has been approved by the Company's shareholders. Such plans are, however, administered by the Committee.


COMPENSATION PLANS

         Pursuant to the MANAGEMENT INCENTIVE COMPENSATION PLAN, the Board of Directors establishes annual performance levels as follows: 1) threshold represents the performance level which must be achieved before any incentive awards are granted; 2) target performance is defined as the desired level of performance in view of all relevant factors, as discussed below, and; 3) maximum represents that which reflects outstanding performance.

         The principal factors considered by the Board in the determination of these performance levels include peer performance and investment community expectations for return on equity and earnings per common share for the Company, as well as similar expectations for its competitors in the financial services industry. Corresponding performance levels are established for each of the Banks.

         In addition to the objective earnings goals for the Company and the Banks, cash payments pursuant to this plan may also be subject to certain pre-determined individual goals. Such individual goals may be objective or subjective in nature. The individual performance component is, however, limited to 20% of the total incentive formula for the Company's executive officers and the Bank Presidents.

         For the Chief Executive Officer, cash payments made pursuant to this plan may range from 20% to 50% of base salary. For other executive officers and the Bank Presidents, such cash payments may range from 15% to 35% of their base salary. For the year ended December 31, 2001, the Company's executive officers and the Bank Presidents received cash awards pursuant to the Management Incentive Compensation Plan that ranged from 35% to 50% of their respective base salaries.

         The EMPLOYEE STOCK OPTION PLAN, and if adopted, the COMPANY'S LONG-TERM INCENTIVE PLAN, are intended to provide the Company's executive officers and senior managers with additional long-term incentives to manage the affairs of the Company in the best interests of its shareholders. On April 17, 2001, the Board of Directors granted options to purchase 120,270 shares of Common Stock to 38 executive officers and senior managers of the Company and the Banks. Each of the options provides the recipient the right to purchase 3,165 shares of Common Stock at $19.04 per share, the market price of the Common Stock as of the date of the grant. Such options may not be exercised prior to the expiration of one year from the date of the grant, are restricted as to transferability and expire 10 years after the date of the grant.

         On January 21, 2002, the Board of Directors granted options to purchase 47,625 shares of Common Stock to the Company's executive officers. Options covering 26,711 shares of were designated as incentive stock options, as defined by the Internal Revenue Code. Each option provides the recipient the right to purchase the underlying shares of Common Stock at $26.95 per share, the market price of the Common Stock as of the date of the grant. Such options may not be exercised prior to the expiration of one year from the date of the grant, are restricted as to transferability and expire 10 years after the date of the grant.

         The EMPLOYEE STOCK OWNERSHIP PLAN provides substantially all full-time employees an equity interest in the Company. Contributions to the ESOP are determined annually and are subject to the approval of the Board of Directors. Contributions for the year ended December 31, 2001, were equal to 6% of the eligible wages for each of the approximately 700 participants in the ESOP.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Charles C. Van Loan has served as the Company's Chief Executive Officer since December 16, 1992. Prior to that time, Mr. Van Loan served as the President and Chief Operating Officer of the Company and as the President and Chief Executive Officer of Independent Bank.

    Consistent with the Company's existing policies and practices, the Committee reviewed compensation data from the Company's peers and evaluated Mr. Van Loan's contributions to the Company's success as well as his experience and expertise. On the basis of its evaluation, the Committee recommended for consideration by the full Board of Directors a base salary of $300,000. As a result of the Company's record earnings, relative to the goals established pursuant to the Management Incentive Compensation Plan, Mr. Van Loan's cash incentive for 2001 totaled $150,000.

     CHARLES A. PALMER         KEITH E. BAZAIRE        ROBERT J. LEPPINK

             ARCH V. WRIGHT, JR.         THOMAS F. KOHN        ROBERT L. HETZLER

                       SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of the Common Stock by the Company's Chief Executive Officer and the four highest paid executive officers of the Company or the Banks ("Named Executives") and by all directors and executive officers as a group as of February 15, 2002.

                                                             Amount and
                                                              Nature of
                                                             Beneficial                        Percent of
Name                                                         Ownership(1)                     Outstanding
--------------------------------------------------------------------------------------------------------------
Charles C. Van Loan                                           156,825(2)                          1.30%
Michael M. Magee                                               40,327                              .33
Edward B. Swanson                                              67,752                              .56
Ronald L. Long                                                 23,249                              .19
David C. Reglin                                                32,415                              .27

All executive officers and directors                        1,423,875(3)                         11.82
as a group (consisting of 17 persons)

(1) In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, shares that are restricted and subject to forfeiture pursuant to the Incentive Share Grant Plan and shares that are allocated to their accounts as participants in the ESOP.

(2)      Includes shares held by Mr. Van Loan's dependent children.

(3) Includes shares held by the ESOT. Beneficial ownership is disclaimed as to 713,462 shares, including 642,376 shares which are held by the ESOT.


                           SUMMARY COMPENSATION TABLE

         The following table sets forth compensation received by the Named Executives for each of the three years ended December 31, 2001.

                                                                                              Long-Term
                                                                                          Compensation Awards
                                                                         Annual           -------------------     All
                                                                      Compensation            Securities         Other
                                                              --------------------------     Underlying         Compen-
Name & Principal Position                        Year         Salary(1)         Bonus(2)    Options (#)(3)     sation(4)
------------------------------------------------------------------------------------------------------------------------
Charles C. Van Loan                              2001          $300,000        $ 150,000         18,105         $15,300
  President and Chief                            2000           252,000          126,000         16,648          14,400
  Executive Officer                              1999           240,000          120,000         22,495          16,295

Michael M. Magee                                 2001          $190,000        $  66,500          9,789         $15,300
  President and CEO                              2000           175,000           61,250          9,720          14,400
  Independent Bank                               1999           157,500           55,125         12,044          13,970

Edward B. Swanson                                2001          $170,000        $  59,500          9,091         $15,300
  President and CEO                              2000           157,500           55,125          9,064          14,226
  Independent Bank South Michigan                1999           150,000           51,129         11,400          14,029

Ronald L. Long                                   2001          $170,000        $  59,500          9,091         $15,300
  President and CEO                              2000           157,500           55,125          9,064          14,211
  Independent Bank East Michigan                 1999           146,000           43,860         10,229          12,996

David C. Reglin                                  2001          $150,000        $  52,500         10,104         $13,500
  President and CEO                              2000           130,000           45,500          8,032          11,734
  Independent Bank West Michigan                 1999           110,000           38,500          9,367           9,900

(1) Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Code.

(2) Represents amounts earned under the Company's Management Incentive Compensation Plan.

(3)      Includes options granted in 2002 relating to 2001 performance.

(4) Amounts represent Company contributions to the Employee Deferred Compensation Plan [401(k)] and Employee Stock Ownership Plan. Subject to certain age and service requirements, all employees of the Company and its subsidiaries are eligible to participate in these plans.

                              OPTION GRANTS IN 2001

    The following table provides information on options granted to the Named Executives during the year ended December 31, 2001.

                                                           Individual Grants
                              -------------------------------------------------------------------------------------
                                    Number of              Percent of Total       Exercise or                            Grant Date
                              Securities Underlying       Options Granted to      Base Price         Expiration           Present
                                 Options Granted(1)        Employees in 2001     (per share)(2)         Date               Value(3)
------------------------------------------------------------------------------------------------------------------------------------
Charles C. Van Loan                    3,165                     1.69%            $   19.04          April 17, 2011     $   37,094
                                      14,940                     8.00                 26.95        January 21, 2012        225,000

Michael M. Magee                       3,165                     1.69%             $  19.04          April 17, 2011     $   37,094
                                       6,624                     3.55                 26.95        January 21, 2012         99,750

Edward B. Swanson                      3,165                     1.69%             $  19.04          April 17, 2011     $   37,094
                                       5,926                     3.17                 26.95        January 21, 2012         89,250

Ronald L. Long                         3,165                     1.69%             $  19.04          April 17, 2011     $   37,094
                                       5,926                     3.17                 26.95        January 21, 2012         89,250

David C. Reglin                        3,165                     1.69%             $  19.04          April 17, 2011     $   37,094
                                       5,229                     2.80                 26.95        January 21, 2012         78,750
                                       1,710                      .92                 22.86        January 18, 2010         22,743

(1) Indicates number of shares which may be purchased pursuant to options granted under the Company's Employee Stock Option Plan. Options may not be exercised in full or in part prior to the expiration of one year from the date of grant. Options with an expiration date of January 21, 2012 were granted in 2002. Such options relate to 2001 performance.

(2) The exercise price equals the prevailing market price of the Common Stock on the date of grant. The exercise price may be paid in cash, by the delivery of previously owned shares, through the withholding of shares otherwise issuable upon exercise or a combination thereof.

(3) The values reflect application of the Black-Scholes option pricing model. The assumptions employed on options with an expiration date of April 17, 2011, were expected volatility of 41.60%, risk-free rate of return of 5.23%, dividend yield of 3.20% and time to exercise of ten years. The assumptions employed on options with an expiration date of January 21, 2012, were expected volatility of 36.56%, risk-free rate of return of 4.89%, dividend yield of 2.67% and time to exercise of ten years. The assumptions employed on options with an expiration date of January 18, 2010, were expected volatility of 41.68%, risk-free rate of return of 5.43%, dividend yield of 2.67% and time to exercise of 8.7 years.

                    AGGREGATED STOCK OPTION EXERCISES IN 2001
                           AND YEAR END OPTION VALUES

         The following table provides information on the number and value of options exercised in the past year, as well as the number and value of unexercised options held by the Named Executives at December 31, 2001. Options covering 275,948 shares of Common Stock were exercised in 2001.


                                                                       Number of Securities Underlying    Value of Unexercised
                                            Shares                           Unexercised Options         In-the-Money Options(2)
                                           Acquired         Value      -----------------------------   -----------------------------
Name                                      on Exercise    Realized(1)   Exercisable     Unexercisable   Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Charles C. Van Loan                          3,165       $ 30,377         31,991          16,647        $454,959       $150,552
Michael M. Magee                             3,165         30,565         21,539           9,720         294,129         87,442
Edward B. Swanson                            3,165         30,377         20,895           9,064         284,254         81,464
Ronald L. Long                              15,826        154,799          7,065           9,064         108,692         81,464
David C. Reglin                              9,480        105,504         12,546           9,744         159,223         80,536

(1) The value realized upon the exercise of options is equal to the difference between the market value of the shares of Common Stock acquired at the time of exercise and the aggregate exercise price paid by the Named Executive to the Company.

(2) The value of unexercised options is based on the difference between the closing price of the Common Stock on December 31, 2001 ($27.80) and the exercise prices of the options.

                        MANAGEMENT CONTINUITY AGREEMENTS

         The Company has entered into individual Management Continuity Agreements with its executive officers and certain senior managers, including the Named Executives. These agreements provide severance benefits if the individual's employment is terminated within 36 months after a change in control of the Company or within six months before a change in control if the Company terminates the individual's employment in contemplation of a change in control and to avoid the agreement. For the purposes of these agreements, a "change in control" is any occurrence reportable as such in a proxy statement under applicable rules of the Securities and Exchange Commission, and would include, without limitation, the acquisition of beneficial ownership of 20% of the Company's voting securities by any person, certain extraordinary changes in the composition of the board of directors, or the merger or consolidation of the Company in which it is not the surviving entity, or its sale or liquidation.

         Severance benefits are not payable if the Company terminates the employment for cause, if employment terminates due to the individual's death or disability, or if the individual resigns without "good reason." An individual may resign with "good reason" after a change in control and retain benefits if the Company reduces the individual's salary or bonus, assigns duties inconsistent with the individual's prior position, or makes other material, adverse changes in the terms or conditions of the individual's employment. The agreements are for self-renewing terms of one to three years unless the Company takes action to terminate further extensions. The agreements are automatically extended for a one- to three-year term from the date of a change in control. These agreements provide a severance benefit of a lump-sum payment equal to one- to three-years' salary and bonus and a continuation of benefits coverage for one to three years.

                        TRANSACTIONS INVOLVING MANAGEMENT

         Directors and officers of the Company and their associates were customers of, and had transactions with, subsidiaries of the Company in the ordinary course of business during 2001. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectibility or present other unfavorable features. Such loans totaled $25,628,000 at December 31, 2001, equal to 19.4% of shareholders' equity.

         One director has financial interests in partnerships, that sold land contracts to one of the Banks during 2001. Mr. Wright has interests in partnerships that sold four contracts with an aggregate principal face value of approximately $286,000. The contracts mature not later than May of 2005 and have an average rate of approximately 8.8%.

         Two executive officers were relocated during 2001 as a result of the consolidation of two of the Banks. In order to facilitate the relocation, the Company purchased the primary residences of Mr. Magee and Mr. Shuster during 2001. Mr Magee's residence was purchased for $285,000, equal to 93% of the average value obtained from two independent appraisals. Mr. Shuster's residence was purchased for $263,000, equal to 90% of the average value obtained from two independent appraisals.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's directors and executive officers, as well as any person holding more than 10% of its Common Stock, are required to report initial statements of ownership of the Company's securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each Director and Executive Officer, all of the required reports were timely filed by such persons during 2001.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if desired and will be available to respond to appropriate questions. The Board of Directors has not yet selected independent accountants for 2002. The following table sets forth the aggregate fees billed to Independent Bank Corporation for the fiscal year ended December 31, 2001, by the Company's principal accounting firm, KPMG LLP:

Audit fees                                                              $  175,000
Financial information systems design and implementation fees                     0
All other fees(1)
   Corporate tax planning                                                  146,000
   Corporate tax returns                                                    72,000
   Audit required under Housing and Urban Development loan program          35,000
   Benefit plan audits                                                      18,000
                                                                        ----------
                                                                        $  446,000
                                                                        ==========

(1) The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                              SHAREHOLDER PROPOSALS

         Article VIII of the Company's Articles of Incorporation contains certain procedural requirements applicable for shareholder nominations of persons to be elected as directors of the Company. Also, Article III of the Company's Bylaws contain procedural requirements for shareholder proposals, generally. A copy of the Company's Articles of Incorporation and Bylaws have been filed with the Securities and Exchange Commission and can be obtained from its Public Reference Section or the Company. Any other shareholder proposal to be considered by the Company for inclusion in the 2003 Annual Meeting of Shareholders proxy materials must be received by the Company not later than November 15, 2002. If the Company receives notice of a shareholder proposal after January 31, 2003, the persons named as proxies for the 2003 Annual Meeting of Shareholders will have discretionary voting authority to vote on that proposal at that meeting.

                                     GENERAL

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegraph or in person. The Company has retained the services of Georgeson Shareholder to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies from these institutions. The cost of such services is expected to total approximately $5,000, plus reasonable out of pocket expenses.

         As of the date of this proxy statement, Management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.

                                           By order of the Board of Directors,



                                           /s/ Robert N. Shuster

                                           Robert N. Shuster
                                           Secretary


Dated: March 15, 2002

                                    EXHIBIT A

                          INDEPENDENT BANK CORPORATION
                       BOARD OF DIRECTORS' AUDIT COMMITTEE
                                     CHARTER


OBJECTIVE

         The objectives of the Audit Committee are to: 1) assist the entire Board of Directors in fulfilling its fiduciary responsibilities; 2) monitor the independence and performance of the Company's independent auditors and the internal audit department; and 3) provide an avenue of communication between management, the independent auditors, the internal audit department, and the Board of Directors. The Audit Committee is responsible for determining that the Company has adequate administrative, operating, and internal accounting controls, and for evaluating the Company's compliance with laws, regulations, and policies and procedures. Additionally, the Audit Committee is responsible for providing reasonable assurance regarding the integrity of financial and other data used by the Board of Directors, applicable state and federal regulatory agencies, and the public.

RESPONSIBILITIES

         The Audit Committee is responsible for providing reasonable assurance that the Company is maintaining effective systems of internal controls in order to reduce the risk of loss due to employee errors, internal or external fraud, and conflicts of interest. The Audit Committee, or its chairperson, will review with financial management and the independent auditors, the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution; and will discuss any significant changes to the Company's accounting principles and any items required to be communicated in accordance with SAS #61. The Audit Committee will review the audited financial statements with management, discuss SAS #61 issues, and recommend to the Board of Directors to include the audited financial statements in the Company's annual report.

         In carrying out these responsibilities, the Audit Committee will:

         - Select and evaluate the independent auditors who will audit the financial statements of the Company and its affiliates. The Audit Committee also reviews and recommends the selection or removal of the independent auditors on an annual basis.

         - Ensure the independence of the external auditor by requiring the external auditor to submit a formal written independence letter, at least annually, and by monitoring the relationships and services that may impact objectivity and independence, including the approval of fees and other significant compensation to be paid to the independent auditors, on an annual basis.

         - Annually review the independent auditors' audit plan and/or engagement letter.

         - Annually review with the Company's counsel any legal matters that could have significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or government agencies.

         - Provide annually a report to the shareholders, as required by the SEC, that will be included in the annual proxy statement.

         - Publish, every three years, its charter in the Company's proxy statement.

         - Review and concur with the appointment, replacement, reassignment, or dismissal of the Vice President, Corporate Auditor.

         - Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

         - Review with the internal auditors and the external auditors, a summary of findings from completed audits, along with recommendations for improvements, and management's responses to those findings and recommendations. Review with the internal and external auditors, the effectiveness and adequacy of the accounting and financial controls of the Company; elicit any recommendations for improving internal control procedures.

         - Review and discuss the results of investigations involving conflicts of interest or unethical conduct by members of the organization. Review the results of employee investigations involving fraud or embezzlement.

         - Meet with the internal auditors and the independent external auditors in separate executive sessions to discuss any matters that the committee or groups believe should be discussed with each other.

COMMITTEE MEMBERSHIP

         The membership of the Audit Committee shall consist of at least three independent, non-executive directors who shall serve at the pleasure of the entire Board of Directors. [NOTE: Independence, as defined by the NASD, excludes from membership: former employees and family members of former employees who have been employed by the Company within the past three years; directors who received more than $60,000 per year in compensation from the Company (excluding compensation for Board services, benefits under a tax-qualified retirement plan, or non-discretionary compensation); and directors who are employed by businesses that receive in excess of $200,000 per year, or 5% of its total revenues from the Company]. Members of the Audit Committee and the committee chairman shall be designated by the full Board of Directors. Members appointed to the Audit Committee shall be able to read and understand fundamental financial statements, or will be able to do so within a reasonable period of time after his or her appointment. At least one member of the Audit Committee will have had past employment experience in finance or accounting, a professional certification in accounting, or other comparable experience that results in the member's financial sophistication.

COMMITTEE MEETINGS

         The Audit Committee shall meet a minimum of four times annually. Written minutes shall be prepared for each meeting, and a copy forwarded to the full Board of Directors. The chairperson of the Audit Committee shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee or its chairperson should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

CHARTER REVIEW

         The Audit Committee of Independent Bank Corporation shall review, update, and approve this charter, at least annually.

                                    EXHIBIT B

                          INDEPENDENT BANK CORPORATION
                            LONG-TERM INCENTIVE PLAN

                                    ARTICLE 1
                      ESTABLISHMENT AND PURPOSE OF THE PLAN

         1.1 Establishment of the Plan. Independent Bank Corporation, a Michigan corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Independent Bank Corporation Long-Term Incentive Plan" (the "Plan"), as set forth in this document. The Plan permits the granting of stock options, stock appreciation rights, restricted stock, and other stock-based awards to key employees of the Company and its Subsidiaries, as well as Directors and Consultants. Upon approval by the Board of Directors of the Company, subject to ratification by the affirmative vote of holders of a majority of shares of the Company's Common Stock present and entitled to vote at the 2002 Annual Meeting of Shareholders, the Plan shall be effective as of April 1, 2002 (the "Effective Date").

         1.2 Purpose of the Plan. The purpose of the Plan is to promote the long-term success of the Company for the benefit of the Company's shareholders, through stock-based compensation, by aligning the personal interests of Plan Participants with those of its shareholders. The Plan is designed to allow Plan Participants to participate in the Company's future, as well as to enable the Company to attract, retain and award such individuals.

         1.3 Term of Plan. No Awards shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date ("Termination Date"), provided that Awards granted prior to the Termination Date may extend beyond that date.

                                    ARTICLE 2
                                   DEFINITIONS

         For purposes of this Plan, the following terms shall have the meanings set forth below:

         2.1 "Administrator" shall mean the Board or any of the Committees designated to administer the Plan in accordance with Section 3.1 of the Plan.

         2.2 "Award" shall mean any award under this Plan of any Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Other Stock-Based Award.

         2.3 "Award Agreement" shall mean an agreement evidencing the grant of an Award under this Plan. Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, as established by the Administrator and shall be subject to the terms and conditions of the Plan.

         2.4 "Award Date" shall mean the date that an Award is made, as specified in an Award Agreement.

         2.5 "Board" shall mean the Board of Directors of the Company.

         2.6 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.7 "Employee" shall mean any person employed by the Company or a Subsidiary. Neither service as a Director nor the payment of a Director's fee by the Company shall be sufficient to constitute employment by the Company.

         2.8 "Committee" shall mean one of the Committees, as specified in
Article 3, appointed by the Board to administer the Plan.

         2.9 "Common Stock" shall mean the Common Stock, par value $1.00 per share, of the Company.

         2.10 "Consultant" shall mean any person or entity engaged by the Company or a Subsidiary to render services to the Company or that Subsidiary.

         2.11 "Director" shall mean a member of the Board or a member of the Board of Directors of a Subsidiary.

         2.12 "Disability" shall mean permanent and total disability as determined under the rules and guidelines established by the Committee for purposes of the Plan.

         2.13 "Fair Market Value" shall be the closing sale price of the Company's Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use (NASDAQ). If no sale of shares of Common Stock is reflected on NASDAQ on a date, "Fair Market Value" shall be determined according to the closing sale price on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ.

         2.14 "Incentive Stock Option" or "ISO" shall mean an option to purchase shares of Common Stock granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

         2.15 "Insider" shall mean an employee who is an officer (as defined in Rule 16a-1(f) of the Exchange Act) or Director, or holder of more than ten percent (10%) of its outstanding shares of the Company's Common Stock.

         2.16 "Nonemployee Director" shall mean a person who satisfies (1) the definition of "Nonemployee Director" within the meaning set forth in Rule 16b-3(b)(3), as promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor definition adopted by the SEC, or (2) the definition of "outside director" within the meaning of Section 162(m) of the Code.

         2.17 "Nonqualified Stock Option" or "NQSO" shall mean an option to purchase shares of Common Stock, granted under Article 6, which is not an Incentive Stock Option.

         2.18 "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

         2.19 "Option Price" shall mean the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option, as determined by the Committee.

         2.20 "Other Stock-Based Award" shall mean an Award under Article 10 of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.

         2.21 "Participant" shall mean an employee of the Company or a Subsidiary, a Director or Consultant who holds an outstanding Award granted under the Plan.

         2.22 "Performance Shares" shall mean an Award granted under Article 9 of this Plan evidencing the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period.

         2.23 "Permitted Transferee" means (i) the spouse, children or grandchildren of a Participant (each an "Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of the Participant and/or one or more Immediate Family Members, or (iii) a partnership or limited liability company whose only partners or members are the Participant and/or one or more Immediate Family Members.

         2.24 "Restricted Stock" shall mean an Award granted to a Participant under Article 8 of this Plan.

         2.25 "Retirement" shall mean the termination of a Participant's employment with the Company or a Subsidiary after the Participant attains the age of 55.

         2.26 "Stock Appreciation Right" or "SAR" shall mean an Award granted to a Participant under Article 7 of this Plan.

         2.27 "Subsidiary" shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

         2.28 "Termination of Service" shall mean the termination of an Employee's employment with the Company or a Subsidiary. An Employee employed by a Subsidiary shall also be deemed to incur a Termination of Service if the Subsidiary ceases to be a Subsidiary and the Participant does not immediately thereafter become an employee of the Company or another Subsidiary. With respect to a Participant that is not an Employee, Termination of Service shall mean the termination of the person's service as a Director or as a Consultant to the Company or a Subsidiary.

                                    ARTICLE 3
                                 ADMINISTRATION

         3.1 The Committee. The Plan may be administered by different Committees with respect to different groups of Plan Participants. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee of two or more Non-Employee Directors. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3. Other than as provided above, the Plan shall be administered by (a) the Board, or (b) a Committee, which Committee shall be constituted to satisfy the foregoing conditions.

         3.2 Committee Authority. Subject to the Company's Articles of Incorporation, Bylaws and the provisions of this Plan, the Administrator shall have full authority to grant Awards to key Employees of the Company or a Subsidiary, as well as Directors and Consultants, provided that Awards covering more than twenty percent (20%) of Plan Shares shall not be made to any one Employee. Awards may be granted singly, in combination, or in tandem. The authority of the Administrator shall include the following:

                  (a) To select the key employees of the Company or a Subsidiary, Directors or Consultants to whom Awards may be granted under the Plan

                  (b) To determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Other Stock-Based Awards, or any combination thereof are to be granted under the Plan;

                  (c) To determine the number of shares of Common Stock to be covered by each Award;

                  (d) To determine the terms and conditions of any Award Agreement, including, but not limited to, the Option Price, any vesting restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Administrator shall determine in its sole discretion;

                  (e) To determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other cash compensation arrangement made by the Company other than under the terms of this Plan;

                  (f) To determine under what circumstances an Award may be settled in cash, Common Stock, or a combination thereof; and

                  (g) To determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred.

         The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (including any Award Agreement) and to otherwise supervise the administration of the Plan. A majority of any Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of any Committee, shall be the valid acts of any Committee. The interpretation and construction by any Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company, the Board and Participants, including their respective heirs, executors and assigns. No member of the Board or any Committee shall be liable for any action or determination made in good faith with respect to the Plan or an Award granted hereunder. Notwithstanding the foregoing, without the prior approval of the Company's shareholders, neither the Committee nor the Board of Directors shall have the authority to lower the option exercise price of previously granted Awards, whether by means of the amendment of previously granted Awards or the replacement or regrant, through cancellation, of previously granted Awards.

                                    ARTICLE 4
                        COMMON STOCK SUBJECT TO THE PLAN

         Subject to adjustment as provided in Section 13.1, the maximum aggregate number of shares of Common Stock which may be issued under this Plan, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company ("Plan Shares") shall be 575,000 Shares. Not more than fifteen percent (15%) of the Plan Shares may be issued to Plan Participants as Restricted Stock.

         Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with such rules and procedures as the Administrator shall determine from time to time. If an Award expires unexercised or is forfeited, cancelled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock that were theretofore subject (or potentially subject) to such Award may again be made subject to an Award Agreement. In addition, Shares from the following sources shall be added to the number of Plan Shares available for issuance under the Plan:

         (1) Any Shares of the Company's Common Stock surrendered in payment of the exercise price of Options or to pay the tax withholding obligations incurred upon the exercise of Options;

         (2) Options withheld to pay the exercise price or tax withholding obligations incurred upon the exercise of Options; and

         (3) The number of Shares repurchased by the Company in the open market or otherwise having an aggregate purchase price no greater than the cash proceeds received by the Company from the sale of shares of the Company's stock under the Plan.

                                    ARTICLE 5
                                   ELIGIBILITY

         The persons who shall be eligible to receive Awards under the Plan shall be selected by the Administrator from time to time. In making such selections, the Administrator shall consider the nature of the services rendered by such persons, their present and potential contribution to the Company's success and the success of the particular Subsidiary of the Company by which they are employed or to whom they provide services, and such other factors as the Administrator in its discretion shall deem relevant. Participants may hold more than one Award, but only on the terms and subject to the restrictions set forth in the Plan and their respective Award Agreements. No Participant may receive Awards under the Plan covering more than twenty percent (20%) of Plan Shares.

                                    ARTICLE 6
                                  STOCK OPTIONS

         6.1 Options. Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted under this Plan shall be either an Incentive Stock Option (ISO) or a Nonqualified Stock Option (NQSO).

         6.2 Grants. The Administrator shall have the authority to grant to any Participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Options. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Nonqualified Stock Option.

         6.3 Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under
Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422. An Incentive Stock Option shall not be granted to an individual who, on the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. The aggregate Fair Market Value, determined on the Award Date of the shares of Common Stock with respect to which one or more Incentive Stock Options (or other incentive stock options within the meaning of Section 422 of the Code, under all other option plans of the Company) granted on or after January 1, 1987, that are exercisable for the first time by a Participant during any calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.

         6.4 Terms of Options. Options granted under the Plan shall be evidenced by Award Agreements in such form as the Administrator shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

                  (a) Option Price. The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the Award Date.

                  (b) Option Term. The term of each Option shall be fixed by the Administrator, provided that no Option that has been designated as an Incentive Stock Option shall be exercisable more than ten (10) years after the date the Option is granted.

                  (c) Exercisability. Except as provided in Section 13.2, no Option shall be exercisable either in whole or in part prior to the first anniversary of the Award Date. Thereafter, an Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator and set forth in the Award Agreement. If the Administrator provides that any Option is exercisable only in installments, the Administrator may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Administrator may determine.

                  (d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, Options may be exercised in whole or in part at any time during the term of the Option, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Administrator may accept. Notwithstanding the foregoing, an Option shall not be exercisable with respect to less than 100 shares of Common Stock unless the remaining shares covered by an Option are fewer than 100 shares. If and to the extent determined by the Administrator in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances and with respect to any shares of Common Stock acquired upon the exercise of an Option, has been held by the Optionee for a period of at least six (6) consecutive months), or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by the Administrator. No shares of stock shall be issued until payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the person exercising such option has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 13.1 of the Plan.

                  (e) Transferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, provided, however, the Administrator may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to an optionee to be on terms which permit transfer by such optionee to a Permitted Transferee, provided that (i) there may be no consideration for any such transfer (other than the receipt of or interest in a family partnership or limited liability company), (ii) the Award Agreement pursuant to which such Options are granted must be approved by the Administrator, and must expressly provide for transferability in a manner consistent with this Section 6.4(e), and (iii) subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 6.4(h). Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6.4(f), (g) and (h) hereof, and the tax withholding obligations of Section 14.3 shall continue to be applied with respect to the original optionee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Sections 6(f), (g), and (h). The Company shall not be obligated to notify Permitted Transferee(s) of the expiration or termination of any Option. Further, all Options shall be exercisable during the Participant's lifetime only by such Participant and, in the case of a Nonqualified Stock Option, by a Permitted Transferee. The designation of a person entitled to exercise an Option after a person's death will not be deemed a transfer.

                  (f) Termination of Service for Reasons other than Retirement, Disability, or Death. Upon termination of Service for any reason other than Retirement or on account of Disability or death, each Option held by the Participant shall, to the extent rights to purchase shares under such Option have accrued at the date of such Termination of Service and shall not have been fully exercised, be exercisable, in whole or in part, at any time for a period of no more than three (3) months following Termination of Service, subject, however, to prior expiration of the term of such Options and any other limitations on the exercise of such Options in effect at the date of exercise. Whether an authorized leave of absence or absence because of military or governmental service shall constitute Termination of Service for such purposes shall be determined by the Administrator, which determination shall be final and conclusive.

                  (g) Termination of Service for Retirement or Disability. Upon Termination of Service by reason of Retirement or Disability, each Option held by such Participant shall, to the extent rights to purchase shares under the Option have accrued at the date of such Retirement or Disability and shall not have been fully exercised, remain exercisable in whole or in part during the original term of such Options held by that Participant.

                  (h) Termination of Service for Death. Upon Termination of Service due to death, each Option held by such Participant or Permitted Transferee shall, to the extent rights to purchase shares under the Options have accrued at the date of death and shall not have been fully exercised, be exercisable, in whole or in part, by the personal representative of the estate of the Participant or Permitted Transferee or by any person or persons who shall have acquired the Option directly from the Participant or Permitted Transferee by bequest or inheritance at any time during the twelve (12) month period following death, subject, however, in any case, to the prior expiration of the term of the Option and any other limitation on the exercise of such Option in effect at the date of exercise.

                  (i) Termination of Options. Any Option that is not exercised within whichever of the exercise periods specified in Sections 6.4(f),
         (g) or (h) is applicable shall terminate upon expiration of such exercise period.

                  (j) Purchase and Settlement Provisions. The Administrator may at any time offer to purchase an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made. In addition, if an Award Agreement so provides at the Award Date or is thereafter amended to so provide, the Administrator may require that all or part of the shares of Common Stock to be issued with respect to the exercise of an Option, in an amount not greater than the Fair Market Value of the shares that is in excess of the aggregate Option Price, take the form of Performance Shares, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Performance Shares determined without regard to the deferral limitations and/or forfeiture restrictions involved.

         6.5 Reload Options. Without in any way limiting the authority of the Committee to make grants hereunder, and in order to induce employees to retain ownership of shares of Common Stock, the Committee shall have the authority (but not an obligation) to include within any Award Agreement a provision entitling the Participant to a further Option (a "Reload Option") if the Participant exercises the Option evidenced by the Award Agreement, in whole or in part, by surrendering shares of Common Stock previously owned by the Participant, in accordance with this Plan and the terms and conditions of the Award Agreement. A Reload Option shall entitle a Participant to purchase a number of shares of Common Stock equal to the number of such shares so delivered upon exercise of the original Option and, in the discretion of the Committee, the number of shares, if any, tendered to the Company to satisfy any withholding tax liability arising in connection with the exercise of the original Option. A Reload Option shall: (a) have an Option Price of not less than one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date of grant of such Reload Option; (b) have a term not longer than the remaining term of the original Option at the time of exercise thereof; (c) become exercisable if the shares acquired upon exercise of the original Option are held for a minimum period of time established by the Committee; and (d) be subject to such other terms and conditions as the Committee may determine.

                                    ARTICLE 7
                            STOCK APPRECIATION RIGHTS

         7.1 Grant of SARs. The Administrator may approve the grant of Stock Appreciation Rights ("SARs") that are related to Options only. An SAR may be granted only at the time of grant of the related Option. An SAR will entitle the holder of the related Option, upon exercise of the SAR, to surrender such Option, or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed pursuant to Section 7.2. Such Option will, to the extent surrendered, then cease to be exercisable. Subject to Section 6.4, an SAR granted hereunder will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

         7.2 Payment of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the Option Price, by (ii) the number of shares of Common Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

         7.3 Nontransferability. No SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs shall be exercisable, during the Participant's lifetime, only by such Participant.

                                    ARTICLE 8
                                RESTRICTED STOCK

         8.1 Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Administrator may condition the grant of Restricted Stock upon the achievement of specific business objectives, measurements of individual or business unit or Company performances, or such other factors as the Administrator may determine. The provisions of Restricted Stock awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

         8.2 Awards and Certificates. A Participant selected to receive a Restricted Stock Award shall not have any rights with respect to such Award, unless and until such Participant has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

                  (a) Acceptance. Awards of Restricted Stock must be accepted within a period of thirty (30) days (or such shorter period as the Committee may specify at grant) after the Award Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated for such shares of Restricted Stock.

                  (b) Legend. Each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

                           "The transferability of this certificate and the
                  shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Independent Bank Corporation Long-Term Incentive Plan and related Award Agreement entered into between the registered owner and the
                  Company, dated            . Copies of such Plan and Agreement
                  are on file in the offices of the Company, 230 West Main Street, Ionia, Michigan 48846."

                  (c) Custody. The Committee may require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

         8.3 Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

                  (a) Restriction Period. Subject to the provisions of this Plan and the Award Agreement, during a period set by the Administrator commencing with the Award Date (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge, or assign shares of Restricted Stock awarded under this Plan. Subject to these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Administrator may determine.

                  (b) Rights as Shareholder. Except as provided in this subsection (b) and subsection (a) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including the right to receive any dividends. The Administrator, in its sole discretion, as determined at the time of Award, may permit or require the payment of dividends to be deferred. If any dividends or other distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

                  (c) Termination of Service. Subject to the applicable provisions of the Award Agreement and this Article 8, upon Termination of Service for any reason during the Restriction Period, all Restricted Shares still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee as specified in the Award Agreement.

                  (d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant.

                                    ARTICLE 9
                               PERFORMANCE SHARES

         9.1 Award of Performance Shares. Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan. The Administrator shall determine the eligible persons to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the "Performance Period") during which, and the conditions under which, receipt of the Performance Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 9.2, as specified in the Award Agreement. The Administrator may condition the grant of Performance Shares upon the achievement of specific business objectives, measurements of individual or business unit or Company performance, or such other factors or criteria as the Administrator shall determine. The provisions of the award of Performance Shares need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

         9.2 Terms and Conditions. Performance Shares awarded pursuant to this
Article 9 shall be subject to the following terms and conditions:

                  (a) Nontransferability. Subject to the provisions of this Plan and the related Award Agreement, Performance Shares may not be sold, assigned, transferred, pledged or otherwise encumbered during the Performance Period. At the expiration of the Performance Period, share certificates or cash of an equivalent value (as the Administrator may determine in its sole discretion) shall be delivered to the Participant, or his legal representative, in a number equal to the shares covered by the Award Agreement.

                  (b) Dividends. Unless otherwise determined by the Administrator at the time of Award, amounts equal to any cash dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Share Award will not be paid to the Participant.

                  (c) Termination of Employment. Subject to the provisions of the Award Agreement and this Article 9, upon Termination of Service for any reason during the Performance Period for a given Award, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Administrator at or after grant.

                  (d) Accelerated Vesting. Based on service, performance and/or such other factors or criteria as the Administrator may determine and set forth in the Award Agreement, the Administrator may, at or after grant, accelerate the vesting of all or any part of any award of Performance Shares and/or waive the deferral limitations for all or any part of such Award.

                                   ARTICLE 10
                            OTHER STOCK-BASED AWARDS

         10.1 Other Awards. Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("Other Stock-Based Awards"), may be granted either alone or in addition to or in tandem with Options, SARs, or Performance Shares. Subject to the provisions of this Plan, the Administrator shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the Awards. The Administrator may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.

         10.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article 10 shall be set forth in an Award Agreement and shall be subject to the following terms and conditions:

                  (a) Nontransferability. Subject to the provisions of this Plan and the Award Agreement, shares of Common Stock subject to Awards made under this Article 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

                  (b) Dividends. Unless otherwise determined by the Administrator at the time of Award, subject to the provisions of this Plan and the Award Agreement, the recipient of an Award under this
         Article 10 shall be entitled to receive, currently or on a deferred stock basis, dividends or other distributions with respect to the number of shares of Common Stock covered by the Award.

                  (c) Vesting. Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Administrator, in its sole discretion.

                  (d) Waiver of Limitation. In the event of the Participant's Retirement, Disability or death, or in cases of special circumstances, the Administrator may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article 10.

                  (e) Price. Common Stock issued or sold under this Article 10 may be issued or sold for no cash consideration or such consideration as the Administrator shall determine and specify in the Award Agreement.

                                   ARTICLE 11
                      TERMINATION OR AMENDMENT OF THE PLAN

         The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company's shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Article 4 or of Section 13.1); (ii) decrease the option price of any Option to less than one hundred percent (100%) of the Fair Market Value on the date of grant for an Option; or (iii) extend the maximum option period under Section 6.4(b) of the Plan. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 13.2, no such amendment or other action by the Administrator shall impair the rights of any Participant without the Participant's consent. Awards may not be granted under the Plan after the Termination Date, but Awards granted prior to such date shall remain in effect or become exercisable pursuant to their respective terms and the terms of this Plan.

                                   ARTICLE 12
                                  UNFUNDED PLAN

         This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

                                   ARTICLE 13
                              ADJUSTMENT PROVISIONS

         13.1 Antidilution. Subject to the provisions of this Article 13, if the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Article 4 of the Plan, (ii) the number and kind of shares or other securities subject to the then outstanding Awards, and (iii) the price for each share or other unit of any other securities subject to the then outstanding Awards.

         13.2 Change in Control. Notwithstanding Section 13.1, upon dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all the assets of the Company, all Awards then outstanding under the Plan will be fully vested and exercisable and all restrictions will immediately cease, unless provisions are made in connection with such transaction for the continuance of the Plan and the assumption of or the substitution for such Awards of new Awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

         13.3 Adjustments by Administrator. Any adjustments pursuant to this
Article 13 will be made by the Administrator, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments. Only cash payments will be made in lieu of fractional shares.

                                   ARTICLE 14
                               GENERAL PROVISIONS

         14.1 Legend. The Administrator may require each person purchasing shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

         All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         14.2 No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

         14.3 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Unless otherwise prohibited by the Administrator, each Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant a number of shares having a Fair Market Value as of the "Tax Date," less than or equal to the amount of the withholding tax obligation; or (c) delivering to the Company unencumbered shares owned by the Participant having a Fair Market Value, as of the Tax Date, less than or equal to the amount of the withholding tax obligation. The "Tax Date" shall be the date that the amount of tax to be withheld is determined.

         14.4 No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefits shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

         14.5 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws and in the courts of the State of Michigan.

         14.6 Application of Funds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.

         14.7 Rights as a Shareholder. Except as otherwise provided in an Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

                     (This page intentionally left blank.)

                                   APPENDIX C


         Independent Bank Corporation is an Ionia, Michigan-based bank holding company with assets totaling nearly $2 billion. Its four subsidiary banks (the "Banks") principally serve suburban and rural communities located across Michigan's Lower Peninsula through 92 offices.

         The Banks emphasize service and convenience as the principal means of competing in the delivery of financial services. Accordingly, the Company's community banking philosophy vests discretion and authority in its management while providing financial incentives to align the interests of such management with those of its shareholders.

         To support the Banks' service and sales efforts, while providing the controls that are consistent with its decentralized decision-making structure, the Company has consolidated many operational and administrative functions and provides these services to the Banks on a centralized basis.



CONTENTS

Management's Discussion and Analysis ..............................  A-2
Selected Consolidated Financial Data .............................. A-13
Independent Auditors' Report ...................................... A-14
Consolidated Financial Statements ................................. A-15
Notes to Consolidated Financial Statements ........................ A-19
Quarterly Data .................................................... A-35
Shareholder Information ........................................... A-36
Executive Officers and Directors .................................. A-36

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Management's discussion and analysis of financial condition and results of operations may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes" and "should" which are necessarily statements of belief as to the expected outcomes of future events. Actual results could differ materially from those contained in, or implied by such forward-looking statements. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

         The following section presents additional information to assess the financial condition and results of operations of the Company and its subsidiary banks. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this appendix.


                              RESULTS OF OPERATIONS

         SUMMARY. Net income totaled $24.4 million in 2001 compared to $20.0 million in 2000 and $8.7 million in 1999. The Company's results of operation for 1999 reflect certain charges, which relate to the acquisition of Mutual Savings Bank ("MSB"). (See "Acquisitions.") Such charges include a net loss on the sale of securities as well as settlement costs relating to a shareholder suit against MSB. In the absence of such charges, the Company's earnings in 1999 would have totaled $14.4 million.

         The increase in net income in 2001 is primarily a result of increases in net interest income, service charges on deposit accounts and net gains on the sale of real estate mortgage loans, partially offset by increases in non-interest expense and federal income taxes. The increase in the Company's net income in 2000 principally reflects increases in net interest income and service charges on deposit accounts and a decline in non-interest expense.



KEY PERFORMANCE RATIOS                                                                         Year ended December 31,
                                                                                    2001               2000            1999
-----------------------------------------------------------------------------------------------------------------------------

Net income to
   Average equity ...............................................................  18.52%            16.59%            7.26%
   Average assets ...............................................................   1.35              1.15              .52
Net income per share
   Basic ........................................................................ $ 2.03            $ 1.62           $  .69
   Diluted ......................................................................   2.00              1.61              .68


         NET INTEREST INCOME. Tax equivalent net interest income totaled $82.7 million during 2001, compared to $74.3 million and $69.2 million during 2000 and 1999, respectively. The 11% increase during 2001 reflects an increase in tax equivalent net interest income as a percent of average earning assets ("Net Yield") and a $72.0 million or 4.4% increase in the amount of average earning assets. The increase in Net Yield during 2001 is primarily due to a 47 basis point decline in the cost of interest bearing liabilities, generally the result of falling short-term interest rates. The decline in the cost of interest bearing liabilities was partially offset by a 20 basis point decline in the yield on interest earning assets as falling interest rates in 2001 resulted in the prepayment of higher yielding loans, the repricing of variable rate loans and the origination of new loans at lower relative interest rates. A continued decline in the cost of interest bearing liabilities is dependent, in part, upon external factors that include the slope of the yield curve, availability of credit, and customer preferences that may result in changes in the mix or amount of the Banks' deposits.

         The 7.3% increase in tax equivalent net interest income during 2000 principally reflects an $85.0 million or 5.5% increase in the amount of average earning assets.


                                              2001                              2000                              1999
                               -----------------------------------------------------------------------------------------------------
AVERAGE
BALANCES AND TAX                  Average                          Average                             Average
EQUIVALENT RATES                  Balance    Interest    Rate      Balance      Interest    Rate       Balance    Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (dollars in thousands)

Assets
  Taxable loans(1,2) .......... $1,415,136   $ 123,859    8.75%  $ 1,341,926   $ 120,110    8.95%   $ 1,222,564  $ 106,233   8.69%
  Tax-exempt loans(1,3) .......     13,058       1,127    8.63        10,433         910    8.72          8,793        770   8.76
  Taxable securities ..........    137,085       9,334    6.81       144,231       9,960    6.91        215,550     12,808   5.94
  Tax-exempt securities(3) ....    119,282       9,333    7.82       116,697       9,558    8.19         81,392      6,564   8.06
  Other investments ...........     20,348       1,513    7.44        19,612       1,620    8.26         19,627      1,577   8.03
                                ----------   ---------    8.51   -----------   ---------    8.71    -----------  ---------   8.27
    Interest earning assets ...  1,704,909     145,166             1,632,899     142,158              1,547,926    127,952
  Cash and due from banks .....     38,602   ---------                37,288   ---------                 44,910  ---------
  Other assets, net ...........     66,383                            72,225                             73,660
                                ----------                       -----------                        -----------
      Total assets ............ $1,809,894                       $ 1,742,412                        $ 1,666,496
                               ===========                       ===========                        ===========


LIABILITIES
  Savings and NOW .............  $ 583,817      11,484    1.97   $   574,556      14,800    2.58    $   576,194     13,704   2.38
  Time deposits ...............    623,657      33,127    5.31       655,591      36,973    5.64        578,294     30,402   5.26
  Long-term debt ..............        371          26    7.01         2,247         162    7.21          4,245        268   6.31
  Other borrowings ............    304,973      17,823    5.84       243,118      15,930    6.55        243,519     14,356   5.90
                                ----------   ---------           -----------   ---------            -----------  ---------
    Interest bearing
      liabilities .............  1,512,818      62,460    4.13     1,475,512      67,865    4.60      1,402,252     58,730   4.19
                                             ---------                         ---------                         ---------
  Demand deposits .............    138,200                           126,596                            125,936
  Other liabilities ...........     27,162                            19,704                             18,937
  Shareholders' equity ........    131,714                           120,600                            119,371
                                ----------                       -----------                        -----------
      Total liabilities and
       shareholders' equity ... $1,809,894                       $ 1,742,412                        $ 1,666,496
                                ===========                      ===========                        ===========
      Net interest income .....              $  82,706                         $  74,293                         $  69,222
                                             =========                         =========                         =========
      Net interest income
       as a percent of
       earning assets .........                           4.85%                             4.55%                            4.47%
                                                          ====                              ====                             ====

(1) All domestic
(2) Interest on loans includes fees totaling $7.9 million, $6.6 million and $6.3 million in 2001, 2000 and 1999, respectively.
(3) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.



CHANGE IN TAX EQUIVALENT                                                 2001 compared to 2000             2000 compared to 1999
NET INTEREST INCOME                                                  Volume     Rate        Net         Volume     Rate       Net
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)

Increase (decrease) in interest income(1)
  Taxable loans(2) ..............................................   $  6,450   $(2,701)  $ 3,749       $ 10,610   $ 3,267  $ 13,877
  Tax-exempt loans(2,3) .........................................        227       (10)      217            143        (3)      140
  Taxable securities ............................................       (488)     (138)     (626)        (4,699)    1,851    (2,848)
  Tax-exempt securities(3) ......................................        209      (434)     (225)         2,898        96     2,994
  Other investments .............................................         59      (166)     (107)            (1)       44        43
                                                                    ---------------------------------------------------------------
    Total interest income .......................................      6,457    (3,449)    3,008          8,951     5,255    14,206
                                                                    ---------------------------------------------------------------
Increase (decrease) in interest expense(1)
  Savings and NOW ...............................................        235    (3,551)   (3,316)           (39)    1,135     1,096
  Time deposits .................................................     (1,753)   (2,093)   (3,846)         4,255     2,316     6,571
  Long-term debt ................................................       (132)       (4)     (136)          (140)       34      (106)
  Other borrowings ..............................................      3,746    (1,853)    1,893            (24)    1,598     1,574
                                                                    ---------------------------------------------------------------
    Total interest expense ......................................      2,096    (7,501)   (5,405)         4,052     5,083     9,135
                                                                    ---------------------------------------------------------------
      Net interest income .......................................   $  4,361   $ 4,052   $ 8,413       $  4,899   $   172  $  5,071
                                                                    ===============================================================


(1) The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.
(2) All domestic.
(3) Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%.


COMPOSITION OF AVERAGE EARNING ASSETS                                                              Year Ended December 31,
AND INTEREST BEARING LIABILITIES                                                          2001              2000             1999
------------------------------------------------------------------------------------------------------------------------------------
As a percent of average earning assets
   Loans--all domestic ..............................................................      83.8%             82.2%            79.0%
   Other earning assets .............................................................      16.2              17.8             21.0
                                                                                          ----------------------------------------
       Average earning assets .......................................................     100.0%            100.0%           100.0%
                                                                                          ========================================
   Savings and NOW ..................................................................      34.2%             35.2%            37.2%
   Time deposits ....................................................................      27.5              29.3             33.0
   Brokered CDs .....................................................................       9.1              10.9              4.4
   Other borrowings and long-term debt ..............................................      17.9              15.0             16.0
                                                                                          ----------------------------------------
       Average interest bearing liabilities .........................................      88.7%             90.4%            90.6%
                                                                                          ========================================

Earning asset ratio .................................................................      94.2%             93.7%            92.9%
Free-funds ratio ....................................................................      11.3               9.6              9.4


         PROVISION FOR LOAN LOSSES. The provision for loan losses was $3.7 million during 2001 compared to $3.3 million and $2.7 million during 2000 and 1999, respectively. The increase in the provision during 2001 reflects Management's assessment of the allowance for loan losses relative to overall growth and change in mix of loans, excluding loans held for sale ("Portfolio Loans"), the internal classification of certain commercial real estate mortgage loans into higher risk categories and subjective factors associated with weakening economic conditions. The increase in the provision during 2000 compared to 1999 again reflects Management's assessment of the allowance for loan losses, including the impact of losses which relate to a default by a land development company on loans totaling $2.2 million. While Management uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors. (See "Portfolio loans and asset quality.")

         NON-INTEREST INCOME. Non-interest income totaled $27.1 million during 2001 compared to $19.0 million and $17.3 million during 2000 and 1999, respectively. Excluding net gains and losses on asset sales, non-interest income grew by 21% to $20.3 million during 2001 and by 20% to $16.7 million during 2000 from each comparable prior year. Increases in service charges on deposit accounts, title insurance fees and other non-interest income account for the majority of the increase in total non-interest income during 2001 and 2000. The increases in 2001 were partially offset by declines in mutual fund and annuity commissions and real estate mortgage loan servicing fees.


NON-INTEREST INCOME                                                                             Year Ended December 31,
                                                                                        2001              2000              1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)

Service charges on deposit accounts ......................................             $ 9,936           $ 6,857          $  5,696
Net gains (losses) on asset sales
   Real estate mortgage loans ............................................               6,306             2,209             4,247
   Securities ............................................................                 522                 9              (912)
Manufactured home loan origination fees and commissions ..................               2,258             2,144             2,009
Title insurance fees .....................................................               1,874               912               844
Mutual fund and annuity commissions ......................................                 798             1,199             1,370
Real estate mortgage loan servicing fees, net ............................                 833             1,490             1,300
Other ....................................................................               4,558             4,141             2,769
                                                                                       -------------------------------------------
       Total non-interest income .........................................             $27,085           $18,961          $ 17,323
                                                                                       ===========================================


         Service charges on deposit accounts totaled $9.9 million during 2001, compared to $6.9 million and $5.7 million during 2000 and 1999, respectively. The increases in such service charges principally relate to growth in checking accounts as a result of deposit account promotions, including direct mail solicitations and increases in certain fees on retail and commercial checking accounts that were implemented in the second quarter of 2001. The Banks opened 24,000 new checking accounts in 2001 compared to 22,000 in 2000 and 15,000 in 1999. (See "Deposits and borrowings.")

         Net gains on the sale of real estate mortgage loans are generally a function of the volume of loans sold. The Banks realized net gains of $6.3 million on the sale of such loans during 2001, compared to $2.2 million and $4.3 million during 2000 and 1999, respectively. The volume of loans sold is dependent upon the Banks' ability to originate real estate mortgage loans, which is particularly sensitive to the level of interest rates. In 2001, approximately 63% of the $680.7 million of loans originated was the result of refinancing activity. Management estimates that refinancing activities accounted for approximately 58% and 38% of the real estate mortgage loans originated during 2000 and 1999, respectively.


NET GAINS ON THE SALE OF REAL ESTATE                                                             Year ended December 31,
MORTGAGE LOANS                                                                          2001              2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 (dollars in thousands)

Real estate mortgage loans originated .....................................          $ 680,702          $345,400         $ 508,700
Real estate mortgage loans sold ...........................................            410,998           153,800           271,100
Real estate mortgage loans sold with servicing rights released ............            282,240            36,000            20,800
Net gains on the sale of real estate mortgage loans .......................              6,306             2,209             4,247
Net gains as a percent of real estate mortgage loans sold .................               1.53%             1.44%            1.57%


         The volume of loans sold is dependent upon the Banks' ability to originate real estate mortgage loans as well as the demand for fixed-rate obligations and other loans that the Banks cannot profitably fund within established interest-rate risk parameters. (See "Portfolio loans and asset quality.") Net gains on the sale of real estate mortgage loans are also dependent upon economic and competitive factors as well as Management's ability to effectively manage the Banks' exposure to changes in interest rates.

         The purchase or sale of securities is dependent upon Management's assessment of investment and funding opportunities as well as the Banks' asset/liability management needs. The Banks sold securities with an aggregate market value of $18.9 million during 2001 compared to $22.3 million and $112.9 million during 2000 and 1999, respectively. (See "Securities.")


REALIZED GAINS AND LOSSES ON THE SALE OF SECURITIES                                       Year ended December 31,
                                                                    Proceeds              Gains            Losses             Net
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              (in thousands)

2001 ........................................................       $  18,925            $ 524              $  2         $     522
2000 ........................................................          22,319               94                85                 9
1999(A) .....................................................         112,871               23               935              (912)


(A) Approximately $0.8 million of the net losses in 1999 relates to balance sheet restructuring efforts at MSB. (See "Securities.")

         Title insurance fees increased to $1.9 million in 2001 compared to $0.9 million in 2000 and $0.8 million in 1999. The increase in title insurance fees is primarily a function of the increased level of real estate mortgage loans originated as well as the Company's title insurance agency acquiring an increasing share of the Banks' business. Mutual fund and annuity commissions declined in 2001 and 2000 compared to 1999. The decline in these commissions is attributable to lower sales volume, due in part to a more difficult environment for selling equity-based investments over the past two years. Real estate mortgage loan servicing fees, net, declined to $0.8 million in 2001 from $1.5 million in 2000. This decline is due to an increase in the amortization of capitalized originated mortgage servicing rights of $0.5 million in 2001 as a result of a rise in the prepayment of real estate mortgage loans serviced for others as well as an $88 million decline in the average balance of real estate mortgage loans serviced for others during 2001. During the first 10 months of 2001 the Banks sold a majority of real estate mortgage loans on a "service-released basis." As a result, the Banks were retaining less servicing rights, as compared to prior periods, during the first 10 months of 2001. During the last two months of 2001, the Banks began to retain the servicing on real estate mortgage loans sold primarily because of declines in the price being paid for mortgage loan servicing.

         NON-INTEREST EXPENSE. Non-interest expense totaled $68.5 million during 2001, compared to $58.9 million and $69.5 million during 2000 and 1999, respectively. Non-interest expense in 1999 includes certain merger-related charges as well as settlement costs relating to a shareholder suit against MSB, which totaled $7.2 million. Excluding consideration of such charges, non-interest expense would have totaled $62.3 million during 1999.



NON-INTEREST EXPENSE                                                                              Year ended December 31,
                                                                                        2001               2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)

Salaries ............................................................                  $26,126           $23,577           $23,788
Performance-based compensation and benefits .........................                    5,853             4,774             5,166
Other benefits ......................................................                    5,927             5,162             5,335
                                                                                       -------------------------------------------
   Salaries and benefits ............................................                   37,906            33,513            34,289
Occupancy, net ......................................................                    4,966             4,653             4,607
Furniture and fixtures ..............................................                    4,371             4,382             4,230
Loan and collection .................................................                    2,748             1,463             1,348
Data processing .....................................................                    2,558             2,467             3,356
Advertising .........................................................                    2,490             2,129             2,545
Communications ......................................................                    2,275             2,128             2,257
Supplies ............................................................                    1,938             1,530             1,661
Amortization of intangible assets ...................................                    1,704             1,728             1,742
FDIC insurance ......................................................                      287               285             1,392
Merger-related ......................................................                                                        5,203
Litigation settlement ...............................................                                                        2,025
Other ...............................................................                    7,283             4,671             4,825
                                                                                       -------------------------------------------
       Total non-interest expense ...................................                  $68,526           $58,949           $69,480
                                                                                       ===========================================


         The increase in salaries and benefits during 2001 compared to 2000 is primarily attributable to merit pay increases and staffing level increases associated with the growth and expansion of the organization as well as increases in certain employee benefit costs such as health care insurance. Based on current conditions, Management expects health care insurance costs to continue to rise at levels significantly above the general rate of inflation. Salaries and benefits declined in 2000 compared to 1999 primarily due to staffing reductions associated with the acquisition of MSB.

         The Company and each of the Banks maintain performance-based compensation plans. In addition to commissions and cash incentive awards, such plans include employee stock ownership and employee stock option plans. Stock options granted during 2001, 2000 and 1999 did not require the recognition of any expense in the Company's consolidated statements of operations during those periods. Management believes that these equity-based plans help align the interests of the Company's officers and employees with those of its shareholders.

         Loan and collection expense increased to $2.7 million in 2001 compared to $1.5 million in 2000. This is partially attributable to a $0.5 million increase in expenses related to the holding or disposal of other real estate.

         The amortization of intangible assets totaled $1.7 million during 2001, 2000 and 1999. It is expected that the amortization of intangible assets will decline in future periods as the result of implementation of Statement of Financial Accounting Standards #142, "Goodwill and Other Intangible Assets." (See "Statements of Financial Accounting Standards.")

         FDIC insurance assessments totaled $0.3 million during 2001 and 2000, compared to $1.4 million in 1999. The decrease in FDIC insurance assessments reflects the elimination of amounts paid by MSB in conjunction with the recapitalization of the Savings Association Insurance Fund. Future deposit insurance assessments are subject to determination by the FDIC and may not be within the control of Management.

         Other non-interest expense increased to $7.3 million in 2001 compared to $4.7 million in 2000. This increase is partially attributable to a $0.9 million loss related to de-designating certain cash flow hedges and $0.3 million in expense related to the prepayment of FHLB advances (See "Deposits and borrowings"). Expenses relating to title insurance agency operations, checking account losses and the consolidation of two subsidiary banks also contributed to the increase in other expense. In December 2001 the Company terminated the cash flow hedging relationships relating to $26 million of notional value fixed pay interest-rate swaps. Pursuant to Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133"), the Company reclassified a $0.9 million charge from accumulated other comprehensive income to earnings.

                               FINANCIAL CONDITION

         SUMMARY. Portfolio Loans totaled $1.385 billion at December 31, 2001, compared to $1.380 billion at December 31, 2000. Commercial loans grew by $101.0 million to $482.0 million while real estate mortgage loans declined by $110.8 million to $661.5 million. (See "Portfolio loans and asset quality.") Securities increased by $52.8 million and loans held for sale increased by $56.4 million in 2001.

         Deposits totaled $1.387 billion at December 31, 2001. The decrease from $1.390 billion a year earlier reflects a decline in brokered certificates of deposit ("Brokered CDs") that was largely offset by increases in checking, savings and money market deposit accounts. Brokered CDs decreased by $48.7 million to $163.3 million at December 31, 2001, from $212.0 million at December 31, 2000. Other borrowings increased by $92.0 million to $288.0 million at December 31, 2001 from $196.0 million at December 31, 2000. (See "Deposits and borrowings.")

         SECURITIES. The Banks maintain diversified securities portfolios, which include obligations of the U.S. Treasury and government-sponsored agencies as well as securities issued by states and political subdivisions, corporate securities and mortgage-backed securities. The Banks also invest in capital securities, which include preferred stocks and trust preferred securities. Management continually evaluates the Banks' asset/liability management needs and attempts to maintain a portfolio structure that provides sufficient liquidity and cash flow. Management believes the unrealized losses on securities available for sale are temporary in nature and due primarily to changes in interest rates and not a result of credit related issues. Management also believes it has the ability to hold these securities with unrealized losses to maturity or until such time as the unrealized losses reverse. (See "Non-interest income" and "Asset/liability management.")


SECURITIES                                                                Amortized              Unrealized                  Fair
                                                                            Cost           Gains            Losses           Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)

Securities available for sale
   December 31, 2001 ................................................    $ 286,571       $ 5,789           $ 2,057      $  290,303
   December 31, 2000 ................................................      214,526         3,486               565         217,447

Securities held to maturity
   December 31, 2001 ................................................
   December 31, 2000 ................................................    $  20,098       $   200           $   187      $   20,111


         There were no securities held to maturity at December 31, 2001 compared to $20.1 million at December 31, 2000. As permitted by SFAS #133, securities that were previously designated as held to maturity were reclassified to available for sale as of January 1, 2001. Securities available for sale increased by $72.9 million during 2001 to $290.3 million at December 31, 2001. This increase was primarily the result of the addition of approximately $50.1 million in seasoned 15-year Federal Home Loan Mortgage Corporation ("FHLMC") mortgage-backed securities ("MBS") with a weighted-average coupon of 6.29% during the third quarter of 2001. These 15-year FHLMC MBS were created from the securitization of existing real estate mortgage loans previously originated by one of the Banks. The balance of the increase in securities available for sale was primarily due to purchases of municipal securities and corporate securities.

         PORTFOLIO LOANS AND ASSET QUALITY. Management believes that the Company's decentralized loan origination structure provides important advantages in serving the credit needs of the Banks' principal lending markets. In addition to the communities served by the Banks' branch networks, principal lending markets include nearby communities and metropolitan areas. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and may also purchase real estate mortgage loans from third-party originators.



LOAN PORTFOLIO COMPOSITION                                                                                      December 31,
                                                                                                           2001             2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              (in thousands)

Real estate(1)
   Residential first mortgages ....................................................................    $   511,019       $  597,472
   Residential home equity and other junior mortgages .............................................        181,905          177,343
   Construction and land development ..............................................................        185,004          144,401
   Other(2) .......................................................................................        292,548          262,246
Consumer ..........................................................................................        134,367          111,147
Commercial ........................................................................................         65,275           66,574
Agricultural ......................................................................................         14,566           20,481
                                                                                                       ----------------------------
       Total loans ................................................................................    $ 1,384,684       $1,379,664
                                                                                                       ============================


(1) Includes both residential and non-residential commercial loans secured by real estate.
(2) Includes loans secured by multi-family residential and non-farm, non-residential property.

         Although the Management and Board of Directors of each Bank retain authority and responsibility for credit decisions, the Banks have adopted uniform underwriting standards. Further, the Company's loan committee as well as the centralization of commercial loan credit services and the loan review process, provides requisite controls and promote compliance with such established underwriting standards. Such centralized functions also facilitate compliance with consumer protection laws and regulations.

         The Banks generally retain loans that may be profitably funded within established risk parameters. (See "Asset/liability management.") As a result, the Banks may hold adjustable-rate and balloon real estate mortgage loans as Portfolio Loans, while 15- and 30-year, fixed-rate obligations are generally sold to mitigate exposure to changes in interest rates. (See "Non-interest income.")
                                      A-7

         The increase in construction and land development and other real estate loans reflects Management's emphasis on lending opportunities within these categories, particularly within the Grand Rapids and Lansing, Michigan markets. The increase in consumer loans is primarily due to growth in automobile and recreational vehicle indirect lending. The decline in residential first mortgage loans is primarily due to a significant increase in prepayments due to refinance activity associated with lower interest rates and the securitization of approximately $50.1 million of existing seasoned residential mortgage loans into FHLMC MBS. (See "Securities.") Construction and land development loans, other commercial real estate loans and indirect consumer loans are generally thought to expose the Company to a higher risk of loss than residential mortgage lending or direct consumer lending. Continued growth and changes in the mix of Portfolio Loans is dependent upon Management's assessment of risks and opportunities in its future lending activities as well as a variety of competitive and economic factors.


NON-PERFORMING ASSETS                                                                                December 31,
                                                                                     2001                2000              1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                (dollars in thousands)

Non-accrual loans ............................................................     $ 5,990              $5,200           $2,980
Loans 90 days or more past due and still accruing interest ...................       2,771               1,571            2,029
Restructured loans ...........................................................         285                 260              270
                                                                                   --------------------------------------------
   Total non-performing loans ................................................       9,046               7,031            5,279
Other real estate ............................................................       1,610               2,174            1,315
                                                                                   --------------------------------------------
       Total non-performing assets ...........................................     $10,656              $9,205           $6,594
                                                                                   ============================================

As a percent of Portfolio Loans
   Non-performing loans ......................................................         .65%                .51%             .41%
   Non-performing assets .....................................................         .77                 .67              .51
   Allowance for loan losses .................................................        1.17                1.01             1.01
Allowance for loan losses as a percent of non-performing loans ...............         179                 199              246


         Non-performing loans totaled $9.0 million, or 0.65% of total Portfolio Loans at December 31, 2001, a $2.0 million increase from December 31, 2000. The increase is attributable to an increase in non-performing commercial loans. The increase in non-performing commercial loans in 2001 is primarily the result of one commercial real estate loan totaling $1.3 million at December 31, 2001. This loan is secured by an office building in the Lansing area with an original appraised value of approximately $1.6 million. However, due to the current vacancy level in the building, a specific valuation allowance of approximately $0.5 million has been established on this loan at December 31, 2001. In addition, several other commercial loans with balances generally between $0.2 million and $0.3 million were non-performing as of December 31, 2001. These increases were offset by the liquidation during 2001 of a $1.2 million loan to a land development company discussed below. The $0.6 million decline in other real estate during 2001 is primarily due to the sale of such properties.

         A default by a land-development company on loans totaling $2.2 million accounts for the majority of the increase in non-performing loans during 2000. Approximately $1.0 million of the principal amount of these loans had been charged against the allowance for loan losses during 2000. The remaining balance of $1.2 million, which represented the anticipated liquidation value of the residential real estate developments that secured the loans, had been designated as non-accrual. One to four family residential real estate loans also contributed to the increase in both non-performing loans and other real estate during 2000.


ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES                                                         December 31,
                                                                                    2001                2000                1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)

Specific allocations ...................................................           $   500             $   100            $   400
Other adversely rated loans ............................................             6,463               3,166              2,739
Historical loss allocations ............................................             2,837               4,717              4,063
Additional allocations based on subjective factors .....................             6,367               5,999              5,783
                                                                                   -----------------------------------------------
       Total ...........................................................           $16,167             $13,982            $12,985
                                                                                   ===============================================


         In determining the allowance and the related provision for loan losses, Management considers four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and/or the general terms of the loan portfolios.

         The first element reflects Management's estimate of probable losses based upon its systematic review of specific loans. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, and discounted collateral exposure.

         The second element reflects the application of Management's eight point rating system. This rating system is similar to those employed by state and federal banking regulators. Loans that are rated below a certain predetermined classification are assigned a loss allocation factor for each loan classification category which is based upon a historical analysis of losses incurred. The lower the rating assigned to a loan or category, the greater the allocation percentage that is applied.

         The third element is determined by assigning allocations based principally upon the ten-year average of loss experience for each type of loan. Average losses are weighted to place additional emphasis on the most recent years in the ten-year average and may be further adjusted based on the current delinquency rate. Loss analyses are conducted annually.

         The fourth element is based on factors that cannot be associated with a specific credit or loan category and reflects Management's attempt to ensure that the overall allowance for loan losses appropriately reflects a margin for the imprecision necessarily inherent in the estimates of expected credit losses. Management considers a number of subjective factors when determining the unallocated portion, including local and general economic business factors and trends, portfolio concentrations and changes in the size, mix and the general terms of the loan portfolios. (See "Provision for loan losses.")


ALLOWANCE FOR LOAN LOSSES                                                                     Year ended December 31,
                                                                                     2001               2000                1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (dollars in thousands)

Balance at beginning of period ..............................................      $13,982            $ 12,985            $11,557
   Provision charged to operating expense ...................................        3,737               3,287              2,661
   Recoveries credited to allowance .........................................          644                 678                746
   Loans charged against allowance ..........................................       (2,196)             (2,968)            (1,979)
                                                                                   ----------------------------------------------
Balance at end of period ....................................................      $16,167            $ 13,982            $12,985
                                                                                   ==============================================

Net loans charged against the allowance
   to average Portfolio Loans ...............................................          .11%                .17%               .10%


         Loans charged against the allowance for loan losses, net of recoveries, were equal to .11% of average loans during 2001, compared to .17% and .10% during 2000 and 1999, respectively. The increase in net loans charged against the allowance during 2000 relates to the default on a land development loan described above. (See "Provision for loan losses.")

         DEPOSITS AND BORROWINGS. The Banks' competitive position within many of the markets served by the branch networks limits the ability to materially increase deposits without adversely impacting the weighted-average cost of core deposits. Accordingly, the Banks principally compete on the basis of convenience and personal service, while employing pricing tactics that are intended to enhance the value of core deposits.

         To attract new core depositors, the Banks have implemented a high-performance checking program that utilizes a combination of direct mail solicitations, in-branch merchandising, gifts for customers opening new checking accounts or referring business to the Banks and branch staff sales training. This program has generated significant increases in customer relationships as well as deposit service charges. Management believes that the new relationships which result from these marketing and sales efforts provide valuable opportunities to cross sell related financial products and services.


ALTERNATE SOURCES OF FUNDS                                                          December 31,
                                                                  2001                                          2000
                                                ------------------------------------------------------------------------------------
                                                                 Average                                       Average
                                                 Amount         Maturity       Rate           Amount          Maturity       Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                               (dollars in thousands)

Brokered CDs(1) ...........................     $ 163,315       1.7 years       3.83%        $ 212,010       3.5 years       6.73%
Fixed-rate FHLB advances(1,2) .............       129,084       4.1 years       4.08            68,743       7.9 years       6.33
Variable-rate FHLB advances(1) ............        93,000       0.4 years       1.83           114,345       0.2 years       6.69
Securities sold under agreements to
   repurchase(1) ..........................        54,963       0.2 years       1.94
Federal funds purchased ...................        35,100           1 day       1.86            27,550           1 day       6.85
                                                ---------------------------------------------------------------------------------
       Total ..............................     $ 475,462       1.8 years       3.15%        $ 422,648       3.1 years       6.67%
                                                =================================================================================


(1) Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest rate swaps.
(2) Advances totaling $10 million, at December 31, 2001 and 2000, have provisions that allow the FHLB to convert fixed-rate advances to adjustable rates prior to stated maturity.

         The Banks have implemented strategies that incorporate federal funds purchased, other borrowings and Brokered CDs to fund a portion of the increases in securities available for sale and Portfolio Loans. The use of such alternate sources of funds supplements the Banks' core deposits and is an integral part of the Banks' asset/liability management efforts.

         Other borrowed funds, principally advances from the Federal Home Loan Bank (the "FHLB") and securities sold under agreements to repurchase ("Repurchase Agreements"), totaled $288.0 million at December 31, 2001, compared to $196.0 million a year earlier. The $92.0 million increase in other borrowed funds principally reflects an increase in FHLB advances used to fund the decline in Brokered CDs as well as Management's efforts to diversify the Banks' funding sources by utilizing additional borrowing sources such as Repurchase Agreements. The increase in other borrowings funded the decline in Brokered CDs. The Banks were generally able to obtain more favorable pricing on FHLB borrowings and Repurchase Agreements during much of 2001 as Brokered CD rates lagged the general decline in market interest rates. The balance of the increase in other borrowings was utilized to fund the increases in securities available for sale and loans held for sale.

         Derivative financial instruments are employed to manage the Banks' exposure to changes in interest rates. At December 31, 2001, the Banks employed interest-rate caps, floors and collars with an aggregate notional amount of $67.0 million. The Banks also employed interest-rate swaps with an aggregate notional amount of $225.0 million. During 2000, the Banks terminated interest-rate caps with a notional amount of $72.0 million. The realized loss of $0.8 million is amortized as an adjustment to interest expense over the shorter of the expected remaining term of the hedged debt or the terminated cap. (See "Asset/liability management.")

         LIQUIDITY AND CAPITAL RESOURCES. Effective management of capital resources is critical to Management's mission to create value for the Company's shareholders. The cost of capital is an important factor in creating shareholder value and, accordingly, the Company's capital structure includes unsecured debt and cumulative trust preferred securities.

         Management believes that a diversified portfolio of quality loans will provide superior risk-adjusted returns. Accordingly, the Banks have implemented balance sheet management strategies that combine efforts to originate Portfolio Loans with disciplined funding strategies. Acquisitions are also integral components of Management's capital management strategies.


CAPITALIZATION                                                                                                  December 31,
                                                                                                             2001          2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)

Unsecured debt .....................................................................................       $ 10,500      $  11,500
                                                                                                           -----------------------
Guaranteed preferred beneficial interests in Company's subordinated debentures .....................         17,250         17,250
                                                                                                           =======================
Shareholders' equity
   Common stock ....................................................................................         11,865         11,610
   Capital surplus .................................................................................         82,512         77,255
   Retained earnings ...............................................................................         39,355         37,544
   Accumulated other comprehensive income (loss) ...................................................         (1,829)         1,927
                                                                                                           -----------------------
     Total shareholders' equity ....................................................................        131,903        128,336
                                                                                                           -----------------------
       Total capitalization ........................................................................       $159,653      $ 157,086
                                                                                                           =======================

         Management has supplemented its balance-sheet management activities with open market purchases of the Company's common stock. The Company repurchased 536,000 shares of its common stock at an average price of $24.55 per share in 2001 compared to 223,000 shares at an average price of $16.46 per share in 2000.

         The Company repurchased shares of common stock under two separate repurchase plans during 2001. The first plan was adopted during 2000, authorizing the repurchase of 500,000 shares of common stock. The purchase of such shares was completed during the third quarter of 2001. On July 17, 2001, the Company adopted a plan authorizing the repurchase of an additional 500,000 shares of common stock. At December 31, 2001, the Company had purchased 203,000 shares of common stock under that plan. Management anticipates that open market purchases of the Company's common stock will continue in the foreseeable future.

         Shareholders' equity totaled $131.9 million at December 31, 2001. The increase from $128.3 million at December 31, 2000 reflects the retention of earnings and the issuance of common stock pursuant to various equity-based incentive compensation plans partially offset by an increase in unrealized losses on derivative financial instruments. Shareholders' equity was equal to 6.98% of total assets at December 31, 2001, compared to 7.19% a year earlier.



CAPITAL RATIOS                                                                                                      December 31,
                                                                                                                  2001       2000
------------------------------------------------------------------------------------------------------------------------------------

Equity capital ..........................................................................................         6.98%       7.19%
Average shareholders' equity to average assets ..........................................................         7.28        6.92
Tier 1 capital to average assets ........................................................................         7.46        7.31
Tier 1 risk-based capital ...............................................................................         9.82        9.68
Total risk-based capital ................................................................................        10.98       10.74


         ASSET/LIABILITY MANAGEMENT. Interest-rate risk is created by differences in the cash flow characteristics of the Banks' assets and liabilities. Options embedded in certain financial instruments, including caps on adjustable-rate loans as well as borrowers' rights to prepay fixed-rate loans also create interest-rate risk.

         The asset/liability management efforts of the Company and the Banks identify and evaluate opportunities to structure the balance sheet in a manner that is consistent with Management's mission to maintain profitable financial leverage within established risk parameters. Management's evaluations of various opportunities and alternate balance-sheet strategies carefully consider the likely impact on the Banks' risk profile as well as the anticipated contribution to earnings. The marginal cost of funds is a principal consideration in the implementation of the Banks' balance-sheet management strategies, but such evaluations further consider interest-rate and liquidity risk as well as other pertinent factors. The Banks have established parameters for interest-rate risk. Management continually monitors the Banks' interest-rate risk and reports quarterly to the respective Bank's board of directors.

         Management employs simulation analyses to monitor the Banks' interest-rate risk profiles and evaluate potential changes in the Banks' net interest income and market value of portfolio equity that result from changes in interest rates. The purpose of these simulations is to identify sources of interest-rate risk inherent in the Banks' balance sheets. The simulations do not anticipate any actions that Management might initiate in response to changes in interest rates and, accordingly, the simulations do not provide a reliable forecast of anticipated results. The simulations are predicated on immediate, permanent and parallel shifts in interest rates and generally assume that current loan and deposit pricing relationships remain constant. The simulations further incorporate assumptions relating to changes in customer behavior, including changes in prepayment rates on certain assets and liabilities.



CHANGES IN MARKET VALUE OF PORTFOLIO EQUITY                                                       December 31, 2001
AND NET INTEREST INCOME                                                   Market Value of       Percent   Net Interest       Percent
Change In Interest Rates                                                  Portfolio Equity(1)   Change      Income(2)         Change
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (dollars in thousands)

400 basis point rise .............................................              $ 109,200        (32.17)%     $ 79,300      (5.48)%
300 basis point rise .............................................                125,900        (21.80)        81,000      (3.46)
200 basis point rise .............................................                141,800        (11.93)        82,400      (1.79)
100 basis point rise .............................................                154,100         (4.29)        83,100       (.95)
Base-rate scenario ...............................................                161,000                       83,900
100 basis point decline ..........................................                162,400           .87         84,300        .48
200 basis point decline ..........................................                161,100           .06         83,300       (.72)
300 basis point decline ..........................................                162,100           .68         78,600      (6.32)
400 basis point decline ..........................................                168,000          4.35         74,200     (11.56)

(1) Simulation analyses calculate the change in the net present value of the Company's assets and liabilities, including debt and related financial derivative instruments, under parallel shifts in interest rates by discounting the estimated future cash flows using a market-based discount rate. Cash flow estimates incorporate anticipated changes in prepayment speeds and other embedded options.
(2) Simulation analyses calculate the change in net interest income under parallel shifts in interest rates over the next twelve months, based upon a static balance sheet, which includes debt and related financial derivative instruments, and do not consider loan fees.


                                  ACQUISITIONS

         On September 15, 1999, the Company completed its acquisition of Mutual Savings Bank, f.s.b. ("MSB"). On that date, MSB's assets and shareholders' equity totaled approximately $580 million and $44 million, respectively. Consideration consisted of 3.4 million shares of common stock (4.0 million shares adjusted for stock dividends). The transaction was accounted for as a "pooling of interests" and the Company's results of operations for 1999 have been restated to include MSB's revenues and expenses. Charges relating to the acquisition incurred during 1999 totaled approximately $8.0 million before federal income tax.

                  STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

         On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," ("SFAS #141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS #142"). These two Statements will have a profound effect on how organizations account for business combinations and for the purchased goodwill and intangible assets that arise from those combinations or are acquired otherwise. SFAS #141 is effective for all business combinations initiated after June 30, 2001, and for all purchase method business combinations completed after June 30, 2001, and requires that such combinations be accounted for using the purchase method of accounting. SFAS #142 is effective for fiscal years beginning after December 15, 2001 and requires that the amortization of goodwill cease and that goodwill instead only be reviewed for impairment. The Company is currently amortizing approximately $0.7 million, net of tax, of goodwill annually. It is expected that the amortization of goodwill will cease upon adoption of SFAS #142 on January 1, 2002. Other intangible assets, primarily relating to core deposits, will continue to be amortized. Management is currently evaluating impairment of goodwill which is not expected to have a material impact on the Company's financial condition or results of operations.

         Emerging Issues Task Force ("EITF") 99-20, "Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interest in Securitized Financial Assets," ("EITF 99-20") was effective for the Company's quarter ended June 30, 2001. The adoption of EITF 99-20 did not have a material impact on the Company's financial condition or results of operations.

         On October 3, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS #144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS #144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS #144 is not expected to have a material impact on the Company's financial condition or results of operations.

                      SELECTED CONSOLIDATED FINANCIAL DATA



                                                                                 Year Ended December 31,
                                                          2001             2000            1999             1998           1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands, except per share amounts)

SUMMARY OF OPERATIONS
   Interest income .................................   $  141,359      $  138,415      $  125,510      $   125,908     $   119,911
   Interest expense ................................       62,460          67,865          58,730           64,667          66,018
                                                       ---------------------------------------------------------------------------
     Net interest income ...........................       78,899          70,550          66,780           61,241          53,893
   Provision for loan losses .......................        3,737           3,287           2,661            3,628           1,975
   Net gains on the sale of real estate
     mortgage loans ................................        6,306           2,209           4,247            7,052           2,899
   Other non-interest income .......................       20,779          16,752          13,848           12,066           9,389
   Merger-related securities losses, charges
     and litigation settlements                                                             8,000                            9,650
   Other non-interest expenses .....................       68,526          58,949          62,252           59,726          51,152
                                                       ---------------------------------------------------------------------------
     Income before federal income tax expense ......       33,721          27,275          11,962           17,005           3,404
   Federal income tax expense ......................        9,288           7,266           3,293            5,056           1,935
                                                       ---------------------------------------------------------------------------
     Net income before cumulative effect
       of change in accounting principle ...........       24,433          20,009           8,669           11,949           1,469
   Cumulative effect of change in accounting
     principle, net of related tax effect(1) .......          (35)
                                                       ---------------------------------------------------------------------------
         Net income ................................   $   24,398      $   20,009      $    8,669      $    11,949     $     1,469
                                                       ===========================================================================


PER COMMON SHARE DATA(2)
   Net income before cumulative effect of
     change in accounting principle
     Basic .........................................   $     2.03      $     1.62      $      .69      $       .96     $       .12
     Diluted .......................................         2.00            1.61             .68              .95             .12
   Net income
     Basic .........................................   $     2.03      $     1.62      $      .69      $       .96     $       .12
     Diluted .......................................         2.00            1.61             .68              .95             .12
   Cash dividends declared .........................          .64             .55             .41              .30             .27
   Book value ......................................        11.12           10.53            9.18             9.35            8.48

SELECTED BALANCES
   Assets ..........................................   $1,888,457     $ 1,783,791      $1,725,205      $ 1,660,893     $ 1,640,879
   Loans ...........................................    1,384,684       1,379,664       1,290,641        1,152,139       1,061,252
   Allowance for loan losses .......................       16,167          13,982          12,985           11,557           9,693
   Deposits ........................................    1,387,367       1,389,900       1,310,602        1,255,544       1,121,298
   Shareholders' equity ............................      131,903         128,336         113,746          117,042         104,625
   Long-term debt ..................................                                        1,000            3,000           5,000

SELECTED RATIOS
   Tax equivalent net interest income
     to average earning assets .....................         4.85%           4.55%           4.47%            4.08%           3.66%
   Net income to
     Average equity ................................        18.52            16.59           7.26            10.72            1.37
     Average assets ................................         1.35             1.15            .52              .72             .09
   Average shareholders' equity to
     average assets ................................         7.28             6.92           7.16             6.76            6.69
   Tier 1 capital to average assets ................         7.46             7.31           6.56             6.38            6.13
   Non-performing loans to Portfolio Loans .........          .65              .51            .41              .59             .53



(1) Effect of the implementation of SFAS #133. (See note #14 to the consolidated financial statements.)
(2) Per share data has been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in each of the years presented.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
Independent Bank Corporation
Ionia, Michigan


         We have audited the accompanying consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express our opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in notes 1, 4 and 14 to the consolidated financial statements, Independent Bank Corporation changed its method of accounting for derivative financial instruments and hedging activities in 2001.






/s/KPMG LLP
   KPMG LLP
   Detroit, Michigan
   February 1, 2002

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                                December 31,
                                                                                                         2001                2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (in thousands)

ASSETS
   Cash and due from banks ................................................................           $   50,525        $    58,149
   Securities available for sale ..........................................................              290,303            217,447
   Securities held to maturity (fair value of $20.1 million at December 31, 2000) .........                                  20,098
   Federal Home Loan Bank stock, at cost ..................................................               21,266             19,612
   Loans held for sale ....................................................................               77,220             20,817
   Loans
     Commercial ...........................................................................              482,046            381,066
     Real estate mortgage .................................................................              661,462            772,223
     Installment ..........................................................................              241,176            226,375
                                                                                                      -----------------------------
       Total Loans ........................................................................            1,384,684          1,379,664
     Allowance for loan losses ............................................................              (16,167)           (13,982)
                                                                                                      -----------------------------
       Net Loans ..........................................................................            1,368,517          1,365,682
   Property and equipment, net ............................................................               35,944             34,757
   Accrued income and other assets ........................................................               44,682             47,229
                                                                                                      -----------------------------
         Total Assets .....................................................................           $1,888,457        $ 1,783,791
                                                                                                      =============================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Deposits
     Non-interest bearing .................................................................           $  160,598        $   140,945
     Savings and NOW ......................................................................              601,949            576,621
     Time .................................................................................              624,820            672,334
                                                                                                      -----------------------------
       Total Deposits .....................................................................            1,387,367          1,389,900
   Federal funds purchased ................................................................               35,100             27,550
   Other borrowings .......................................................................              288,010            196,032
   Guaranteed preferred beneficial interests in Company's subordinated debentures .........               17,250             17,250
   Accrued expenses and other liabilities .................................................               28,827             24,723
                                                                                                      -----------------------------
       Total Liabilities ..................................................................            1,756,554          1,655,455
                                                                                                      -----------------------------

   Commitments and contingent liabilities

   Shareholders' Equity
     Preferred stock, no par value-200,000 shares authorized; none issued or outstanding Common stock, $1.00 par value-30,000,000 shares authorized;
     issued and outstanding:  11,864,876 shares at December 31, 2001 and 11,609,524 shares
       at December 31, 2000 ...............................................................               11,865             11,610
     Capital surplus ......................................................................               82,512             77,255
     Retained earnings ....................................................................               39,355             37,544
     Accumulated other comprehensive income (loss) ........................................               (1,829)             1,927
                                                                                                      -----------------------------
       Total Shareholders' Equity .........................................................              131,903            128,336
                                                                                                      -----------------------------
         Total Liabilities and Shareholders' Equity .......................................           $1,888,457        $ 1,783,791
                                                                                                      =============================


         See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                 Year ended December 31,
                                                                                         2001              2000              1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands, except per share amounts)

INTEREST INCOME
   Interest and fees on loans .....................................................    $124,592          $ 120,702       $  106,733
   Securities available for sale
     Taxable ......................................................................       9,334              7,625            6,680
     Tax-exempt ...................................................................       5,920              5,587            3,566
   Securities held to maturity
     Taxable ......................................................................                          2,335            6,127
     Tax-exempt ...................................................................                            546              827
   Other investments ..............................................................       1,513              1,620            1,577
                                                                                       --------------------------------------------
     Total Interest Income ........................................................     141,359            138,415          125,510
                                                                                       --------------------------------------------
INTEREST EXPENSE
   Deposits .......................................................................      44,611             51,773           44,106
   Other borrowings ...............................................................      17,849             16,092           14,624
                                                                                       --------------------------------------------
     Total Interest Expense .......................................................      62,460             67,865           58,730
                                                                                       --------------------------------------------
     Net Interest Income ..........................................................      78,899             70,550           66,780
Provision for loan losses .........................................................       3,737              3,287            2,661
                                                                                       --------------------------------------------
     Net Interest Income After Provision for Loan Losses ..........................      75,162             67,263           64,119
                                                                                       --------------------------------------------
NON-INTEREST INCOME
   Service charges on deposit accounts ............................................       9,936              6,857            5,696
   Net gains (losses) on asset sales
     Real estate mortgage loans ...................................................       6,306              2,209            4,247
     Securities ...................................................................         522                  9             (912)
   Other income ...................................................................      10,321              9,886            8,292
                                                                                       --------------------------------------------
     Total Non-interest Income ....................................................      27,085             18,961           17,323
                                                                                       --------------------------------------------

NON-INTEREST EXPENSE
   Salaries and employee benefits .................................................      37,906             33,513           34,289
   Occupancy, net .................................................................       4,966              4,653            4,607
   Furniture and fixtures .........................................................       4,371              4,382            4,230
   Merger-related                                                                                                             5,203
   Settlement of lawsuit                                                                                                      2,025
   Other expenses .................................................................      21,283             16,401           19,126
                                                                                       --------------------------------------------
     Total Non-interest Expense ...................................................      68,526             58,949           69,480
                                                                                       --------------------------------------------
     Income Before Federal Income Tax .............................................      33,721             27,275           11,962
Federal income tax expense ........................................................       9,288              7,266            3,293
                                                                                       --------------------------------------------
     Net income before cumulative effect of change in accounting principle ........      24,433             20,009            8,669
Cumulative effect of change in accounting principle, net of related tax effect ....         (35)
                                                                                       --------------------------------------------
       Net Income .................................................................    $ 24,398          $  20,009         $  8,669
                                                                                       ============================================

Net income per share before cumulative effect of change in accounting principle
   Basic ..........................................................................    $   2.03          $    1.62         $   .69
                                                                                       ============================================
   Diluted ........................................................................    $   2.00          $    1.61         $   .68
                                                                                       ============================================
Net income per share
   Basic ..........................................................................    $   2.03          $    1.62         $   .69
                                                                                       ============================================
   Diluted ........................................................................    $   2.00          $    1.61         $   .68
                                                                                       ============================================
Cash dividends declared per common share ..........................................    $    .64          $     .55         $   .41
                                                                                       ============================================

See accompanying notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                            Accumulated
                                                                                               Other
                                                                                              Compre-      Unearned         Total
                                                  Common        Capital        Retained       hensive        ESOP      Shareholders'
                                                  Stock         Surplus        Earnings    Income (Loss)    Shares         Equity
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (in thousands)
Balances at January 1, 1999 ..................   $ 10,815     $  66,406       $ 38,639       $ 1,981        $ (799)        $117,042
Net income for 1999 ..........................                                   8,669                                        8,669
Cash dividends declared, $.41 per share ......                                  (5,181)                                      (5,181)
5% stock dividend ............................        546         7,651         (8,206)                                          (9)
Issuance of 142,774 shares of common stock ...        143         1,725                                                       1,868
Repurchase and retirement of 268,736 shares
   of common stock ...........................       (269)       (4,062)                                                     (4,331)
Net change in unrealized gain on
   securities available for sale, net of
   $2.2 million of related tax effect ........                                                (4,264)                        (4,264)
ESOP loan valuation adjustment ...............                      (48)                                                        (48)
                                                 ----------------------------------------------------------------------------------
Balances at December 31, 1999 ................     11,235        71,672         33,921        (2,283)         (799)         113,746
Net income for 2000 ..........................                                  20,009                                       20,009
Cash dividends declared, $.55 per share ......                                  (6,791)                                      (6,791)
5% stock dividend ............................        557         9,089         (9,659)                                         (13)
Issuance of 107,961 shares of common stock ...        108           677                                                         785
Repurchase and retirement of 223,264 shares
   of common stock ...........................       (223)       (3,451)                                                     (3,674)
Net change in unrealized loss on
   securities available for sale, net of
   $2.2 million of related tax effect ........                                                 4,210                          4,210
Retirement of ESOP shares ....................        (67)         (732)            64                         799               64
                                                 ----------------------------------------------------------------------------------
Balances at December 31, 2000 ................     11,610        77,255         37,544         1,927             0          128,336
Net income for 2001 ..........................                                  24,398                                       24,398
Cash dividends declared, $.64 per share ......                                  (7,636)                                      (7,636)
5% stock dividend ............................        567        14,365        (14,951)                                         (19)
Issuance of 223,832 shares of common stock ...        224         3,524                                                       3,748
Repurchase and retirement of 536,417 shares
   of common stock ...........................       (536)      (12,632)                                                    (13,168)
Net change in accumulated other
   comprehensive income (loss), net of
   $2.0 million of related tax effect ........                                                (3,756)                        (3,756)
                                                 ----------------------------------------------------------------------------------
       Balances at December 31, 2001 .........   $ 11,865     $  82,512       $ 39,355       $(1,829)       $    0         $131,903
                                                 ==================================================================================

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                               2001          2000           1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (in thousands)

Net income ..............................................................................    $24,398        $20,009        $  8,669
Other comprehensive income
   Net change in unrealized gain (loss) on securities available for sale,
     net of related tax effect ..........................................................        499          4,210          (4,264)
   Cumulative effect of change in accounting principle, net of related tax effect .......       (720)
   Net change in unrealized loss on derivative instruments, net of related tax effect ...     (3,535)
                                                                                             --------------------------------------
       Comprehensive Income .............................................................    $20,642        $24,219        $  4,405
                                                                                             ======================================

See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                Year Ended December 31,
                                                                                      2001               2000               1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in thousands)

Net Income ...................................................................     $   24,398         $   20,009         $    8,669
                                                                                   -------------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
FROM OPERATING ACTIVITIES
   Proceeds from sales of loans held for sale ................................        417,304            155,999            275,364
   Disbursements for loans held for sale .....................................       (467,401)          (161,657)          (238,368)
   Provision for loan losses .................................................          3,737              3,287              2,661
   Deferred federal income tax expense (credit) ..............................         (1,086)               937                913
   Deferred loan fees ........................................................            324               (327)               443
   Depreciation, amortization of intangible assets and premiums and
     accretion of discounts on securities and loans ..........................          6,559              6,540              6,134
   Net gains on sales of real estate mortgage loans ..........................         (6,306)            (2,209)            (4,247)
   Net (gains) losses on sales of securities .................................           (522)                (9)               912
   (Increase) decrease in accrued income and other assets ....................            843              3,388             (6,133)
   Increase (decrease) in accrued expenses and other liabilities .............          1,234              4,853               (109)
                                                                                   -------------------------------------------------
     Total Adjustments .......................................................        (45,314)            10,802             37,570
                                                                                   -------------------------------------------------
     Net Cash Provided by (Used in) Operating Activities .....................        (20,916)            30,811             46,239
                                                                                   -------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
   Proceeds from the sale of securities available for sale ...................         18,925             22,319             86,136
   Proceeds from the maturity of securities available for sale ...............         21,987              2,065             35,045
   Proceeds from the sale of securities held to maturity .....................                                               26,735
   Proceeds from the maturity of securities held to maturity .................                             8,631            572,356
   Principal received on securities available for sale .......................         25,644              8,991             16,628
   Principal received on securities held to maturity .........................                            43,318              5,690
   Purchases of securities available for sale ................................       (120,037)           (49,903)          (187,255)
   Purchases of securities held to maturity ..................................                              (500)          (512,330)
   Portfolio loans originated, net of principal payments .....................         10,342            (94,827)          (142,250)
   Portfolio loans purchased .................................................        (36,480)
   Principal received on portfolio loans purchased ...........................         19,242              3,840              2,073
   Capital expenditures ......................................................         (5,640)            (1,645)            (6,542)
                                                                                   -------------------------------------------------
     Net Cash Used in Investing Activities ...................................        (66,017)           (57,711)          (103,714)
                                                                                   -------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
   Net increase (decrease) in total deposits .................................         (2,533)            79,298             55,058
   Net increase (decrease) in other borrowings ...............................         61,532            (33,778)             8,693
   Proceeds from Federal Home Loan Bank advances .............................        995,750            274,211            236,751
   Payments of Federal Home Loan Bank advances ...............................       (956,754)          (281,771)          (228,423)
   Retirement of long-term debt ..............................................         (1,000)            (2,000)            (2,000)
   Dividends paid ............................................................         (7,236)            (6,615)            (4,587)
   Repurchase of common stock ................................................        (13,168)            (3,674)            (4,331)
   Proceeds from issuance of common stock ....................................          2,718                732              1,017
                                                                                   -------------------------------------------------
     Net Cash Provided by Financing Activities ...............................         79,309             26,403             62,178
                                                                                   -------------------------------------------------
     Net Increase (Decrease) in Cash and Cash Equivalents ....................         (7,624)              (497)             4,703
Cash and Cash Equivalents at Beginning of Year ...............................         58,149             58,646             53,943
                                                                                   -------------------------------------------------
         Cash and Cash Equivalents at End of Year ............................     $   50,525         $   58,149         $   58,646
                                                                                   ================================================
Cash paid during the year for
   Interest ..................................................................     $   64,255         $   64,250         $   58,627
   Income taxes ..............................................................          9,746              3,000              2,600
Transfer of loans to other real estate .......................................          2,318              3,051              1,534
Transfer of securities held to maturity to available for sale ................         20,098
Real estate loans securitized ................................................         50,100



See accompanying notes to consolidated financial statements

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies and practices of Independent Bank Corporation and subsidiaries conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The following summaries describe the significant accounting and reporting policies that are employed in the preparation of the consolidated financial statements.

         The Banks transact business in the single industry of commercial banking. The Banks' activities cover traditional phases of commercial banking, including checking and savings accounts, commercial and agricultural lending, direct and indirect consumer financing, mortgage lending and deposit box services. The principal markets are the rural and suburban communities across lower Michigan that are served by the Banks' branches and loan production offices. The economies of these communities are relatively stable and reasonably diversified. Subject to established underwriting criteria, the Banks also participate in commercial lending transactions with certain non-affiliated banks and purchase real estate mortgage loans from third-party originators. At December 31, 2001, 85% of the Banks' loan portfolios were secured by real estate.

         Management is required to make estimates and assumptions in the preparation of the consolidated financial statements which affect the amounts reported. Material estimates that are particularly susceptible to changes in the near term relate to the evaluation of the allowance for loan losses. While Management uses relevant information to recognize losses on loans, additional provisions for related losses may be necessary based on changes in economic conditions, customer circumstances and other credit risk factors.

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Independent Bank Corporation and its subsidiaries. The income, expenses, assets and liabilities of the subsidiaries are included in the respective accounts of the consolidated financial statements, after elimination of all material intercompany accounts and transactions.

         STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. The Company reports net cash flows for customer loan and deposit transactions.

         COMPREHENSIVE INCOME - Statement of Financial Accounting Standards, No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income, which consists of unrealized gains and losses on securities available for sale and derivative instruments. The net change in unrealized gain or loss on securities available for sale in 2001 and 2000 reflect net realized gains of $0.5 million and $9,000, respectively, and reflect net realized losses of $0.9 million in 1999. The net change in unrealized loss on derivative instruments in 2001 reflects an expense reclassified into earnings totaling $0.9 million. The reclassification of these amounts from comprehensive income resulted in a federal income tax benefit of $0.1 million and $0.3 million in 2001 and 1999, respectively, and a federal income tax expense of $3,000 in 2000.

         LOANS HELD FOR SALE - Loans held for sale are carried at the lower of aggregate amortized cost or market value. Lower of cost or market value adjustments, as well as realized gains and losses, are recorded in current earnings. The Banks recognize as separate assets the rights to service mortgage loans for others. The fair value of originated mortgage servicing rights has been determined based upon market value indications for similar servicing. These mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. The Banks assess mortgage servicing rights for impairment based on the fair value of those rights. For purposes of measuring impairment, the characteristics used by the Banks include interest rate, term and type.

         SECURITIES - The Company classifies its securities as trading, held to maturity or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are reported at fair value with realized and unrealized gains and losses included in earnings. The Company does not have any trading securities. Securities held to maturity represent those securities for which the Banks have the positive intent and ability to hold until maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the level-yield method. The Company did not have any securities held to maturity at December 31, 2001. Securities available for sale represent those securities not classified as trading or held to maturity and are reported at fair value with unrealized gains and losses, net of applicable income taxes reported in comprehensive income. Gains and losses realized on the sale of securities available for sale are determined using the specific identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income computed on the level-yield method.

         LOAN REVENUE RECOGNITION - Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest income is discontinued when a loan becomes 90 days past due and the borrower's capacity to repay the loan and collateral values appear insufficient. A non-accrual loan may be restored to accrual status when interest and principal payments are current and the loan appears otherwise collectible.

         Certain loan fees and direct loan origination costs, are deferred and recognized as an adjustment of yield over the anticipated life of the related loan. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized over the anticipated life of the loan as an adjustment of yield. Fees on commitments that expire unused are recognized at expiration. Fees received for a letter of credit are recognized as revenue over its life.

         ALLOWANCE FOR LOAN LOSSES - Some loans will not be repaid in full. Therefore, an allowance for loan losses is maintained at a level which represents Management's best estimate of losses incurred. In determining the allowance and the related provision for loan losses, Management considers four principal elements: (i) specific allocations based upon probable losses identified during the review of the loan portfolio, (ii) allocations established for other adversely rated loans, (iii) allocations based principally on historical loan loss experience, and (iv) additional allowances based on subjective factors, including local and general economic business factors and trends, portfolio concentrations and changes in the size and/or the general terms of the loan portfolios. Increases in the allowance are recorded by a provision for loan losses charged to expense. Although Management periodically allocates portions of the allowance to specific loans and loan portfolios, the entire allowance is available for any losses which occur. Collection efforts may continue and recoveries may occur after a loan is charged against the allowance.

         The Company measures its investment in an impaired loan based on one of three methods: the loan's observable market price, the fair value of the collateral or the present value of expected future cash flows discounted at the loan's effective interest rate. The Company does not measure impairment on homogenous residential mortgage and installment loans.

         PROPERTY AND EQUIPMENT - Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.

         OTHER REAL ESTATE - Other real estate represents properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. The carrying values of these properties are periodically evaluated and are adjusted to the lower of cost or fair value minus estimated costs to sell. Other real estate and repossessed assets totaling $1.6 million and $2.2 million at December 31, 2001 and 2000, respectively, are included in other assets.

         INTANGIBLE ASSETS - Goodwill, which represents the excess of the purchase price over the fair value of net tangible assets acquired, is amortized on a straight-line basis over the period of expected benefit, generally 12 to 20 years. Goodwill totaled $6.8 million and $7.6 million as of December 31, 2001 and 2000, respectively. Other intangible assets, including core deposit intangibles, are amortized using both straight-line and accelerated methods over 10 to 15 years. Other intangible assets amounted to $6.8 million and $7.7 million as of December 31, 2001 and 2000, respectively.

         INCOME TAXES - The Company employs the asset and liability method of accounting for income taxes. This method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at tax rates expected to be in effect when such amounts are realized or settled. Under this method, the effect of a change in tax rates is recognized in the period that includes the enactment date. The deferred tax asset is subject to a valuation allowance for that portion of the asset for which it is more likely than not that it will not be realized.

         The Company and its subsidiaries file a consolidated federal income tax return. Intercompany tax liabilities are settled as if each subsidiary filed a separate return.

         SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the consolidated statements of financial condition. The book value of securities pledged to secure the repurchase agreements remains in the securities portfolio.

         DERIVATIVE FINANCIAL INSTRUMENTS - The Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS #133") on January 1, 2001. SFAS #133, which was subsequently amended by SFAS #138, requires companies to record derivatives on the balance sheet as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting.

         Upon adoption of SFAS #133, the Company recorded the fair value of cash-flow hedging instruments ("Cash Flow Hedges") in accrued expenses and other liabilities. On an ongoing basis, the Banks adjust their balance sheets to reflect the then current fair value of the Cash Flow Hedges. The related gains or losses are reported in other comprehensive income and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged items (primarily fixed-rate debt obligations) affect earnings. It is anticipated that approximately $4.3 million, net of tax, of unrealized losses on Cash Flow Hedges at December 31, 2001, will be reclassified to earnings over the next twelve months. To the extent that the Cash Flow Hedges are not effective, the ineffective portion of the Cash Flow Hedges are immediately recognized as interest expense. The maximum term of any Cash Flow Hedge at December 31, 2001 is 5.8 years.

         Also upon adoption of SFAS #133, the Company recorded fair-value hedging instruments ("Fair Value Hedges") at fair value in accrued expenses and other liabilities. The hedged items (primarily variable-rate debt obligations) were also recorded at fair value through the statement of operations, which offsets the adjustment to the Fair Value Hedges. On an ongoing basis, the Banks adjust their respective balance sheets to reflect the then current fair value of both the Fair Value Hedges and the respective hedged items. To the extent that the change in value of the Fair Value Hedges do not offset the change in the value of the hedged items, the ineffective portion is immediately recognized as interest expense.

         Certain derivative financial instruments are not designated as hedges. The fair value of these derivative financial instruments have been recorded on the Company's balance sheet and are adjusted on an ongoing basis to reflect their then current fair value. The changes in the fair value of derivative financial instruments not designated as hedges, are recognized currently as interest expense.

         When hedge accounting is discontinued because it is determined that a derivative financial instrument no longer qualifies as a fair-value hedge, the Company continues to carry the derivative financial instrument on the balance sheet at its fair value, and no longer adjusts the hedged item for changes in fair value. The adjustment of the carrying amount of the previously hedged item is accounted for in the same manner as other components of similar instruments. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative financial instrument on the balance sheet at its fair value, and gains and losses that were included in accumulated other comprehensive income are recognized immediately in other non-interest expense. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative financial instrument at its fair value on the balance sheet and recognizes any changes in its fair value in interest expense.

         For the year ended December 31, 2000, prior to the adoption of SFAS #133, derivative financial instruments were employed to reduce the cost of certain liabilities as well as to manage interest-rate risk. Such instruments included interest-rate swaps, collars, floors and caps. These instruments were accounted for on an accrual basis. Any net interest differential, including premiums paid, was recognized as an adjustment to interest expense of the related liability. The Company considered its interest-rate swaps to be synthetic alterations of the related liability as long as (i) a specific liability was designated; (ii) there was a high correlation with the changes in interest expense generated by the liability; and (iii) the notional amount was less than or equal to the principal amount of the designated liability. If these criteria were not met, the swap was no longer considered a synthetic alteration and changes in fair value were included in other income in the consolidated financial statements. The criteria for consideration of a collar, floor or cap as a synthetic alteration were similar to those for a swap arrangement.

         If a synthetic alteration was terminated before maturity, the net proceeds received or paid were deferred and amortized as an adjustment to interest expense over the shorter of the remaining contract life or the maturity of the designated liability. If the designated liability was sold or matured, the synthetic alteration was marked to market and the gain or loss was included with the gain or loss on the sale/maturity of the designated liability.

         COMMON STOCK - At December 31, 2001, 318,418 shares of common stock were reserved for issuance under the dividend reinvestment plan and 947,671 shares of common stock were reserved for issuance under stock option plans.

         RECLASSIFICATION - Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform with the 2001 presentation.


NOTE 2 - ACQUISITIONS

         On September 15, 1999, the Company acquired Mutual Savings Bank, f.s.b, ("MSB"). On that date MSB's total assets and shareholders' equity totaled approximately $580 million and $44 million, respectively. The Company issued 4.0 million shares of common stock in exchange for all the outstanding common stock of MSB. The acquisition was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements have been restated to include the accounts and operations of MSB for all periods prior to the acquisition.

         Separate results of operations of the combining entities as of December 31, follow:

                                                                                                                    1999
---------------------------------------------------------------------------------------------------------------------------
                                                                                                             (in thousands)
Net interest income after provision for loan losses
   Independent Bank Corporation ...............................................................................   $  55,212
   Mutual Savings Bank, f.s.b.(1) .............................................................................       8,907
                                                                                                                  ---------
       Total ..................................................................................................   $  64,119
                                                                                                                  =========

Net income
   Independent Bank Corporation ...............................................................................   $   7,035
   Mutual Savings Bank, f.s.b.(1)(2) ..........................................................................       1,634
                                                                                                                  ---------
       Total ..................................................................................................   $   8,669
                                                                                                                  =========

(1) Amounts are through the acquisition date of September 15, 1999.
(2) Federal income tax expense has been adjusted to reflect the estimated tax expense that would have been recognized by Mutual Savings Bank, f.s.b., if no deferred tax asset valuation allowance had been recognized during the period presented.

         The Company recognized approximately $5.2 million in merger-related costs relating to the acquisition of MSB, which are classified as such in the consolidated financial statements. Such costs included data-processing and related costs, legal and professional, severance and write-off of duplicate fixed assets.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

         The Banks' legal reserve requirements were satisfied by average vault cash and non-interest earning balances with the Federal Reserve Bank of $13.3 million and $14.3 million during 2001 and 2000, respectively. The Banks do not maintain compensating balances with correspondent banks.

NOTE 4 - SECURITIES

         Securities available for sale consist of the following at December 31:

                                                                    Amortized                 Unrealized                    Fair
                                                                      Cost              Gains            Losses             Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)
2001
   U.S. Treasury ............................................      $  10,282                                              $  10,282
   Mortgage-backed ..........................................         76,503        $   2,509          $       6             79,006
   Obligations of states and political subdivisions .........        131,120            2,345              1,671            131,794
   Trust preferred ..........................................         31,150              723                 66             31,807
   Preferred stock ..........................................         19,669                1                 34             19,636
   Corporate ................................................         17,151              211                280             17,082
   Other ....................................................            696                                                    696
                                                                   ----------------------------------------------------------------
       Total ................................................      $ 286,571        $   5,789          $   2,057          $ 290,303
                                                                   ================================================================

2000
   U.S. Treasury ............................................      $     302        $       1                             $     303
   U.S. Government agencies .................................          2,000                           $      18              1,982
   Mortgage-backed ..........................................         50,505              949                109             51,345
   Obligations of states and political subdivisions .........        100,560            2,045                354            102,251
   Trust preferred ..........................................         31,568              455                 32             31,991
   Preferred stock ..........................................         23,094                                  45             23,049
   Corporate ................................................          5,993               36                  7              6,022
   Other ....................................................            504                                                    504
                                                                   ----------------------------------------------------------------
       Total ................................................      $ 214,526        $   3,486          $     565          $ 217,447
                                                                   ================================================================

         Securities held to maturity consist of the following at December 31, 2000:

                                                                    Amortized                 Unrealized                    Fair
                                                                      Cost              Gains            Losses             Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (in thousands)
   Mortgage-backed ..........................................      $  11,972          $     1            $   186          $  11,787
   Obligations of states and political subdivisions .........          7,626              199                  1              7,824
   Other ....................................................            500                                                    500
                                                                   ----------------------------------------------------------------
       Total ................................................      $  20,098          $   200            $   187          $  20,111
                                                                   ================================================================

         Securities held to maturity with book values and market values of $20.1 million were transferred to available for sale upon adoption of SFAS #133.

         The amortized cost and fair value of securities at December 31, 2001, by contractual maturity, follow. The actual maturity will differ from the contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                         Available for Sale
                                                                                                      Amortized            Fair
                                                                                                        Cost               Value
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)
Maturing within one year .........................................................................     $  5,768           $  5,853
Maturing after one year but within five years ....................................................       40,413             40,803
Maturing after five years but within ten years ...................................................       39,056             39,926
Maturing after ten years .........................................................................      124,135            124,019
                                                                                                       ---------------------------
                                                                                                        209,372            210,601
Mortgage-backed ..................................................................................       76,503             79,006
Other ............................................................................................          696                696
                                                                                                       ---------------------------
       Total .....................................................................................     $286,571           $290,303
                                                                                                       ===========================

         A summary of proceeds from the sale of securities and realized gains and losses follows:

                                                                                                                 Realized
                                                                                    Proceeds               Gains            Losses
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
2001 ...................................................................            $  18,925          $     524          $       2
2000 ...................................................................               22,319                 94                 85
1999 ...................................................................              112,871                 23                935

         During 1999, proceeds from the sale of securities held to maturity totaled approximately $26.7 million and are included in the table above. Such sales occurred in conjunction with the acquisition of MSB to address its interest-rate risk position.

         Securities with a book value of $123.4 million and $34.6 million at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes as required by law.

         There were no investment obligations of state and political subdivisions that were payable from or secured by the same source of revenue or taxing authority that exceeded 10% of consolidated shareholders' equity at December 31, 2001 or 2000.


NOTE 5 - LOANS

         An analysis of the allowance for loan losses for the years ended December 31 follows:

                                                                                       2001                2000            1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Balance at beginning of period ..........................................           $  13,982          $  12,985        $  11,557
   Provision charged to operating expense ...............................               3,737              3,287            2,661
   Recoveries credited to allowance .....................................                 644                678              746
   Loans charged against allowance ......................................              (2,196)            (2,968)          (1,979)
                                                                                -------------------------------------------------
Balance at end of period ................................................           $  16,167          $  13,982        $  12,985
                                                                                =================================================

         Loans are presented net of deferred fees of $2.0 million at December 31, 2001, and $1.7 million at December 31, 2000.

         Loans on non-accrual status, 90 days or more past due and still accruing interest, or restructured amounted to $9.0 million, $7.0 million and $5.3 million at December 31, 2001, 2000 and 1999, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $0.6 million, $0.5 million, and $0.6 million of interest income would have been realized in 2001, 2000 and 1999, respectively. Interest income realized on these loans was approximately $0.2 million, $0.2 million and $0.3 million in 2001, 2000 and 1999, respectively.

         Impaired loans totaled approximately $5.1 million, $3.7 million and $3.4 million at December 31, 2001, 2000 and 1999, respectively. The Banks' average investment in impaired loans was approximately $4.1 million, $3.7 million and $3.3 million in 2001, 2000 and 1999, respectively. Cash receipts on impaired loans on non-accrual status are generally applied to the principal balance. Interest income recognized on impaired loans was approximately $0.1 million in 2001 and $0.2 million in 2000 and 1999. Certain impaired loans with a balance of approximately $1.4 million, $0.3 million and $1.2 million had specific allocations of the allowance for loan losses totaling approximately $0.5 million, $0.1 million and $0.4 million at December 31, 2001, 2000 and 1999, respectively.

         The Banks capitalized approximately $1.4 million, $1.0 million and $2.0 million of servicing rights relating to loans that were originated and sold during the years ended December 31, 2001, 2000 and 1999, respectively. Amortization of capitalized servicing rights during those years was $1.6 million, $1.1 million and $1.2 million, respectively. The book value of capitalized mortgage servicing rights was $4.3 million at December 31, 2001 and is included on the consolidated statement of financial position in other assets. The fair value of capitalized servicing rights at that same date was approximately $6.2 million, and therefore, no valuation allowance was considered necessary. The capitalized servicing rights relate to approximately $670.8 million of loans sold and serviced at December 31, 2001.

         At December 31, 2001, 2000 and 1999, the Banks serviced loans totaling $845.5 million, $995.0 million and $995.3 million, respectively, for the benefit of third parties.

NOTE 6 - PROPERTY AND EQUIPMENT

         A summary of property and equipment at December 31 follows:

                                                                                   2001               2000
-------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands)
Land ..................................................................         $   7,255          $   5,781
Buildings .............................................................            33,713             32,972
Equipment .............................................................            30,863             27,840
                                                                                -----------------------------
                                                                                   71,831             66,593
Accumulated depreciation and amortization .............................           (35,887)           (31,836)
                                                                                -----------------------------
       Property and equipment, net ....................................         $  35,944          $  34,757
                                                                                =============================


NOTE 7 - DEPOSITS

         A summary of interest expense on deposits for the years ended December 31 follows:

                                                              2001                2000               1999
-----------------------------------------------------------------------------------------------------------
                                                                             (in thousands)
Savings and NOW ........................................    $ 11,484           $ 14,800          $  13,704
Time deposits under $100,000 ...........................      20,705             21,444             22,227
Time deposits of $100,000 or more ......................      12,422             15,529              8,175
                                                            -----------------------------------------------
       Total ...........................................    $ 44,611            $51,773          $  44,106
                                                            ===============================================

         Aggregate certificates of deposit and other time deposits in denominations of $100,000 or more amounted to $239.0 million, $278.0 million, and $182.1 million at December 31, 2001, 2000 and 1999, respectively.

         A summary of the maturity of certificates of deposit at December 31, 2001, follows:

                                                                                               (in thousands)
2002 .........................................................................................    $  434,032
2003 .........................................................................................       112,984
2004 .........................................................................................        28,441
2005 .........................................................................................        14,892
2006 .........................................................................................        13,508
2007 and thereafter ..........................................................................        20,963
                                                                                                  ----------
       Total .................................................................................    $  624,820
                                                                                                  ==========

NOTE 8 - OTHER BORROWINGS

         A summary of other borrowings at December 31 follows:

                                                                                  2001              2000
------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)
Advances from Federal Home Loan Bank .......................................   $ 222,084         $ 183,088
Repurchase agreements ......................................................      54,963
Notes payable ..............................................................      10,500            11,500
U.S. Treasury demand notes .................................................         438             1,414
Other ......................................................................          25                30
                                                                               ---------------------------
       Total ...............................................................   $ 288,010         $ 196,032
                                                                               ===========================

         Advances from the Federal Home Loan Bank ("FHLB") are secured by the Banks' unencumbered qualifying mortgage loans as well as U.S. Treasury and government agency securities equal to at least 145% of outstanding advances. Advances are also secured by FHLB stock owned by the Banks. As of December 31, 2001, the banks had unused borrowing capacity with the FHLB of $182.2 million. Interest expense on advances amounted to $11.7 million, $11.3 million and $9.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         As members of the FHLB, the Banks must own FHLB stock equal to the greater of 1.0% of the unpaid principal balance of residential mortgage loans or 5.0% of its outstanding advances. At December 31, 2001, the Banks were in compliance with the FHLB stock ownership requirements.

         Certain fixed-rate advances have provisions that allow the FHLB to convert the advance to an adjustable rate prior to stated maturity. At December 31, 2001, advances totaling $10 million, with a stated maturity of 2008 are convertible in 2003.

         The maturity and weighted average interest rates of FHLB advances at December 31 follow:

                                                                   2001                                            2000
                                                          Amount          Rate                           Amount               Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (dollars in thousands)
Fixed-rate advances
   2001 ...........................................                                                   $  13,230               6.28%
   2002 ...........................................    $  70,270          2.51%                           2,770               6.87
   2003 ...........................................       12,515          4.69                            9,515               5.36
   2004 ...........................................        2,000          3.80
   2005 ...........................................        2,100          5.05                            1,100               5.72
   2007 and thereafter ............................       42,199          6.32                           42,128               6.55
                                                       ---------------------------------------------------------------------------
     Total fixed-rate advances ....................      129,084          4.03                           68,743               6.33
                                                       ---------------------------------------------------------------------------
Variable-rate advances
   2001 ...........................................                                                     114,345               6.69
   2002 ...........................................       93,000          1.83
                                                       ---------------------------------------------------------------------------
     Total variable-rate advances .................       93,000          1.83                          114,345               6.69
                                                       ---------------------------------------------------------------------------
       Total advances .............................    $ 222,084          3.11%                       $ 183,088               6.55%
                                                       ===========================================================================

         Repurchase agreements are secured by U.S. Treasury and mortgage-backed securities with a book value of approximately $59.4 million at December 31, 2001. There were no repurchase agreements outstanding at December 31, 2000.

         Repurchase agreements averaged $13.7 million and $3.3 million during 2001 and 2000, respectively. The maximum amounts outstanding at any month end during 2001 and 2000 were $55.0 million and $20.0 million, respectively. Interest expense on repurchase agreements totaled $0.3 million, $0.2 million and $2.4 million for the years ended 2001, 2000 and 1999, respectively.

         The Company has established an unsecured credit facility comprised of a $15.0 million revolving credit agreement. At December 31, 2001, the revolving credit facility had an unpaid principal balance of $10.5 million. The revolving credit facility accrues interest at federal funds, plus 0.75%. Under the revolving credit agreement, the Company is subject to certain restrictive covenants. As of December 31, 2001, the Company is in compliance with all convenants.


NOTE 9 - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

         IBC Capital Finance, a consolidated trust subsidiary of the Company, has issued and outstanding, 690,000 shares of cumulative trust preferred securities ("Preferred Securities") with a liquidation preference of $25 per security. The preferred securities represent an interest in the Company's subordinated debentures, which have terms that are similar to the Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 9.25% of the liquidation preference and are included in interest expense in the consolidated financial statements.

         The Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures are redeemable prior to the maturity date of December 31, 2026, at the option of the Company on or after December 31, 2001, in whole at any time or in part from time to time. The subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

         The Company and the Banks are routinely engaged in legal proceedings and regulatory matters that have occurred in the ordinary course of business and do not involve amounts in the aggregate that are believed by Management to be material to the financial condition or results of operations of the Company.

         During 1999 the Company settled a lawsuit against MSB for $2.0 million. This amount was charged against net income during 1999. The lawsuit represented actions by shareholders of MSB which alleged certain violations of federal and state securities laws.

         In the normal course of business, the Banks enter into financial instruments with off-balance sheet risk to meet the financing needs of customers or to reduce exposure to fluctuations in interest rates. These financial instruments may include commitments to extend credit and standby letters of credit. Financial instruments involve varying degrees of credit and interest-rate risk in excess of amounts reflected in the consolidated balance sheets. Exposure to credit risk in the event of non-performance by the counterparties to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. Management does not, however, anticipate material losses as a result of these financial instruments.

         A summary of financial instruments with off-balance sheet risk at December 31 follows:

                                                                                                          2001              2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (dollars in thousands)
Financial instruments whose risk is represented by contract amounts
   Commitments to extend credit ....................................................................    $143,682         $ 141,964
   Standby letters of credit .......................................................................      26,467            26,841

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. Since commitments may expire without being drawn upon, the commitment amounts do not represent future cash requirements. Commitments are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.

         Standby letters of credit are written conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in such transactions is essentially the same as that involved in extending loan facilities and, accordingly, standby letters of credit are issued subject to similar underwriting standards, including collateral requirements, as are generally involved in the extension of credit facilities.


NOTE 11 - EARNINGS PER SHARE

         A reconciliation of basic and diluted earnings per share for the years ended December 31 follows:

                                                                                       2001                2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands, except per share amounts)
Net income before cumulative effect of change in accounting principle ..........     $ 24,433            $20,009          $  8,669
                                                                                     =============================================
Net income .....................................................................     $ 24,398            $20,009          $  8,669
                                                                                     =============================================

Shares outstanding(1) ..........................................................       12,030             12,321            12,587
   ESOP shares not committed to be released ....................................                                               (36)
                                                                                     ---------------------------------------------
     Shares outstanding for calculation of basic earnings per share ............       12,030             12,321            12,551
   Effect of stock options .....................................................          192                103               138
                                                                                     ---------------------------------------------
     Shares outstanding for calculation of diluted earnings per share(1) .......       12,222             12,424            12,689
                                                                                     =============================================
Net income per share before cumulative effect of change in accounting principle
   Basic .......................................................................     $   2.03            $  1.62          $    .69
                                                                                     =============================================
   Diluted .....................................................................     $   2.00            $  1.61          $    .68
                                                                                     =============================================
Net income per share
   Basic .......................................................................     $   2.03            $  1.62          $    .69
                                                                                     =============================================
   Diluted .....................................................................     $   2.00            $  1.61          $    .68
                                                                                     =============================================

(1) Shares outstanding have been adjusted for 5% stock dividends in each year.

NOTE 12 - FEDERAL INCOME TAX

         The composition of federal income tax expense (benefit) for the years ended December 31 follows:

                                                                                       2001                2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Current ........................................................................     $ 10,374             $6,329          $  2,380
Deferred .......................................................................       (1,086)               937               913
                                                                                     ---------------------------------------------
       Federal income tax expense ..............................................     $  9,288             $7,266          $  3,293
                                                                                     =============================================

         A reconciliation of federal income tax expense to the amount computed by applying the statutory federal income tax rate of 35% in 2001, 2000 and 1999 to income before federal income tax for the years ended December 31 follows:

                                                                                       2001                2000             1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in thousands)
Statutory rate applied to income before federal income tax .....................     $ 11,802            $ 9,546          $  4,187
Tax-exempt interest income .....................................................       (2,387)            (2,318)           (1,506)
Amortization of goodwill .......................................................          256                262               265
Non-deductible litigation settlement costs .....................................                                               466
Other, net .....................................................................         (383)              (224)             (119)
                                                                                     ---------------------------------------------
       Federal income tax expense ..............................................     $  9,288            $ 7,266          $  3,293
                                                                                     =============================================

         The deferred federal income tax benefit of $1.1 million in 2001 and the deferred federal income tax expense of $0.9 million in 2000 and 1999, resulted from the tax effect of temporary differences. Federal income tax expense in 2001 includes a benefit of $0.4 million resulting from an adjustment of net deferred tax assets associated with an increase in the Company's tax rate from 34% to 35%.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:

                                                                                               2001               2000
------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)
Deferred tax assets
   Net operating loss carryforward ...................................................       $ 9,211            $10,219
   Allowance for loan losses .........................................................         5,658              4,893
   Unrealized loss on derivative financial instruments ...............................         2,709
   Deferred compensation .............................................................           511                601
   Loans held for sale ...............................................................           346                 74
   Deferred credit life premiums .....................................................           334                388
   Purchase discounts ................................................................           269                225
   Other .............................................................................           471                355
                                                                                             --------------------------
     Gross deferred tax assets .......................................................        19,509             16,755
                                                                                             --------------------------
Deferred tax liabilities
   Mortgage servicing rights .........................................................         1,421              1,606
   Unrealized gain on securities available for sale ..................................         1,306                994
   Deferred loan fees ................................................................           660                854
   Fixed assets ......................................................................                              244
                                                                                             --------------------------
     Gross deferred tax liabilities ..................................................         3,387              3,698
                                                                                             --------------------------
       Net deferred tax assets .......................................................       $16,122            $13,057
                                                                                             ==========================

         At December 31, 2001, the Company had a net operating loss ("NOL") carryforward of approximately $26.3 million which, if not used against taxable income, will expire as follows:

                                                                                                                    (in thousands)
2008 .................................................................................................................     $14,679
2009 .................................................................................................................          81
2010 .................................................................................................................       6,779
2011 .................................................................................................................         929
2012 .................................................................................................................         411
2018 .................................................................................................................       3,437
                                                                                                                           -------
       Total .........................................................................................................     $26,316
                                                                                                                           =======

         The use of the $26.3 million NOL carryforward, which was acquired from MSB, is limited to $2.9 million per year as the result of a change in control as defined in the Internal Revenue Code.

         Management believes that the tax benefits associated with the deferred tax assets will more likely than not be realized, and therefore no valuation allowance is considered necessary.

NOTE 13 - EMPLOYEE BENEFIT PLANS

         The Company maintains stock option plans for its non-employee directors as well as certain officers of the Company and the Banks. An aggregate of 1.6 million shares of common stock has been authorized for issuance under the plans since 1992. Options that were granted under these plans are exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

         The Company has elected to provide pro forma disclosures for its net income and earnings per share as if it had adopted the fair value accounting method for stock-based compensation.

         The per share weighted-average fair value of stock options was obtained using the Black Scholes options pricing model. A summary of the assumptions used and values obtained follows:

                                                                                            2001             2000            1999
------------------------------------------------------------------------------------------------------------------------------------
Expected dividend yield ..............................................................      3.17%             4.46%           3.35%
Risk-free interest rate ..............................................................      5.22              6.22            5.04
Expected life (in years) .............................................................        10                10               5
Expected volatility ..................................................................     41.62%            27.94%          40.83%
Per share weighted-average fair value ................................................    $11.74             $6.53           $6.27

         The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options. The following table summarizes the impact on the Company's net income had compensation cost included the fair value of options at the grant date:

                                                                                          2001               2000           1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands, except per share amounts)

Net income
   As reported ....................................................................      $24,398          $20,009          $8,669
   Pro-forma ......................................................................       22,713           19,123           8,151
Income per share
   Basic
     As reported ..................................................................      $  2.03          $  1.62          $  .69
     Pro-forma ....................................................................         1.89             1.55             .65
   Diluted
     As reported ..................................................................      $  2.00          $  1.61          $  .68
     Pro-forma ....................................................................         1.86             1.54             .64

         A summary of outstanding stock option grants and transactions follows:

                                                                                                           Number          Average
                                                                                                             of           Exercise
                                                                                                           Shares           Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1999 ..................................................................         695,760          $12.49
   Granted ......................................................................................         127,116           14.47
   Exercised ....................................................................................         (99,094)           5.61
                                                                                                         ------------------------
Outstanding at December 31, 1999 ................................................................         723,782           13.78
   Granted ......................................................................................         207,925           11.98
   Exercised ....................................................................................        (135,924)           6.74
   Forfeited ....................................................................................         (29,346)          19.65
                                                                                                         ------------------------
Outstanding at December 31, 2000 ................................................................         766,437           14.22
   Granted ......................................................................................         220,778           19.21
   Exercised ....................................................................................        (275,948)          13.01
   Forfeited ....................................................................................          (8,128)          17.76
                                                                                                         ------------------------
Outstanding at December 31, 2001 ................................................................         703,139          $16.25
                                                                                                         ========================

         A summary of stock options outstanding at December 31, 2001 follows:

                                                             Options Outstanding                         Options Exercisable
                                                     -------------------------------------       ----------------------------------
                                                                      Weighted-Average                          Weighted-Average
                                                     Number       ------------------------       Number      ----------------------
                                                       of         Remaining       Exercise         of        Remaining     Exercise
Range of Exercise Prices                             Shares      Life (years)       Price        Shares     Life (years)     Price
-----------------------------------------------------------------------------------------------------------------------------------
$4.59 to $7.39 ................................      20,198          3.03          $ 5.63         20,198         3.03       $ 5.63
$7.40 to $12.32 ...............................     111,685          8.20           11.61        111,685         8.20        11.61
$12.33 to $17.25 ..............................     226,518          3.29           13.72        226,518         3.29        13.72
$17.26 to $19.72 ..............................     207,045          9.20           18.97
$19.73 to $21.67 ..............................     137,693          2.08           21.67        123,960         1.50        21.53
                                                   --------------------------------------------------------------------------------
                                                    703,139          5.56          $16.25        482,361         3.95       $14.90
                                                   ================================================================================

         The Company maintains 401(k) and employee stock ownership plans covering substantially all full-time employees of the Company and its subsidiaries. The Company matches employee contributions to the 401(k) up to a maximum of 3% of participating employees' eligible wages. Contributions to the employee stock ownership plan are determined annually and require approval of the Company's Board of Directors. During 2001, 2000 and 1999, $1.8 million, $1.9 million and $1.4 million respectively, was expensed for these retirement plans.

         Officers of the Company and its subsidiaries participate in various performance-based compensation plans. Amounts expensed for all incentive plans totaled $2.2 million, $2.0 million, and $1.9 million, in 2001, 2000 and 1999, respectively.

         The Company also provides certain health care and life insurance programs to substantially all full-time employees. These insurance programs are available to retired employees at their expense.


NOTE 14 - DERIVATIVE FINANCIAL INSTRUMENTS

         The Company's derivative financial instruments according to the type of hedge in which they are designated under SFAS #133 follow:

                                                                                                          December 31, 2001
                                                                                                               Average
                                                                                                Notional      Maturity       Fair
                                                                                                 Amount       (years)       Value
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (dollars in thousands)
Fair Value Hedge - pay variable interest-rate swap agreements .........................        $  24,000          6.4     $   (442)
                                                                                               ===================================
Cash Flow Hedge
   Pay fixed interest-rate swap agreements ............................................        $ 175,000          2.0     $ (6,108)
   Interest-rate collar agreements ....................................................           10,000          1.9         (458)
                                                                                               -----------------------------------
       Total ..........................................................................        $ 185,000          2.0     $ (6,566)
                                                                                               ===================================

No hedge designation
   Pay fixed interest-rate swap agreements ............................................        $  26,000           .8     $   (848)
   Interest-rate cap agreements .......................................................           47,000           .5            0
   Interest-rate floor agreements .....................................................           10,000           .8            0
   Rate-lock real estate mortgage loan commitments ....................................           39,000           .1       (1,625)
   Mandatory commitments to sell real estate mortgage loans ...........................          114,000           .1        2,553
                                                                                               -----------------------------------
       Total ..........................................................................        $ 236,000           .3     $     80
                                                                                               ===================================

         The Banks have established risk management objectives and strategies which include interest-rate risk parameters for maximum fluctuations in net interest income and market value of portfolio equity. Management monitors the Banks' interest rate risk position via simulation modeling reports. The goal of the Banks' asset/liability management efforts is to maintain profitable financial leverage within established risk parameters.

         The Banks use variable rate and short-term fixed-rate (less than 12 months) debt obligations to fund a portion of their balance sheets, which expose the Banks to variability in interest rates. To meet their objectives, the Banks may periodically enter into derivative financial instruments to mitigate exposure to fluctuations in cash flows resulting from changes in interest rates. Cash Flow Hedges currently include certain pay-fixed interest-rate swaps and interest-rate collars.

         Pay-fixed interest-rate swaps convert the variable-rate cash flows on debt obligations to fixed-rates. Under interest-rate collars, the Banks will receive cash if interest rates rise above a predetermined level while the Banks will make cash payments if interest rates fall below a predetermined level. The Banks effectively have variable rate debt with an established maximum and minimum rate.

         The Banks also use long-term, fixed-rate brokered CDs to fund a portion of their balance sheets. These instruments expose the Banks to variability in fair value due to changes in interest rates. To meet their objectives, the Banks may enter into derivative financial instruments to mitigate exposure to fluctuations in fair values of such fixed-rate debt instruments. Fair Value Hedges currently include pay-variable interest rate swaps.

         Certain financial derivative instruments, discussed in the following paragraphs, have not been designated as hedges.

         Interest rate caps are used to help manage fluctuations in cash flows resulting from interest rate risk on certain short-term debt obligations. Under these agreements, the Banks will receive cash if interest rates rise above a predetermined level. Pay-fixed interest-rate swaps are also used to manage fluctuations in cash flows resulting from changes in interest rates on certain short-term debt obligations.

         In the ordinary course of business, the Banks enter into rate-lock real estate mortgage loan commitments with customers ("Rate Lock Commitments"). These commitments expose the Banks to interest rate risk. The Banks also enter into mandatory commitments to sell real estate mortgage loans ("Mandatory Commitments") to hedge price fluctuations of mortgage loans held for sale and Rate Lock Commitments. Mandatory Commitments help protect the Banks' loan sale profit margin from fluctuations in interest rates. The changes in the fair value of Rate Lock Commitments and Mandatory Commitments are recognized currently as part of gains on the sale of real estate mortgage loans. Interest expense and net gains on the sale of real estate mortgage loans, as well as net income may be more volatile as a result of derivative instruments, which are not designated as hedges.

         The impact of adopting SFAS #133 on net income and other comprehensive income is as follows:

                                                                                                          Income (Expense)
                                                                                              -------------------------------------
                                                                                                                Other
                                                                                                            Comprehensive
                                                                                                Net Income     Income       Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (in thousands)
Cumulative effect of change in accounting principle
   Fair value adjustments of option contracts not designated as hedges ..................       $   (215)                 $   (215)
   Interest rate swap agreements not designated as hedges ...............................            310                       310
   Fair value hedges ....................................................................            (39)                      (39)
   Cash flow hedges .....................................................................           (110)     $(1,107)      (1,217)
                                                                                                ----------------------------------
     Total ..............................................................................            (54)      (1,107)      (1,161)
   Federal income tax ...................................................................            (19)        (387)        (406)
                                                                                                ----------------------------------
       Total, net of federal income tax .................................................       $    (35)     $  (720)    $   (755)
                                                                                                ==================================

Change in fair value during the year
   Option contracts not designated as hedges ............................................       $     26                  $     26
   Interest rate swap agreements not designated as hedges ...............................           (310)                     (310)
   Rate-lock real estate mortgage loan commitments ......................................         (1,625)                   (1,625)
   Mandatory commitments to sell real estate mortgage loans .............................          2,553                     2,553
   Fair value hedges ....................................................................             16                        16
   Ineffectiveness of cash flow hedges ..................................................            (53)                      (53)
   Cash flow hedges .....................................................................             26      $(9,010)      (8,984)
   Reclassification adjustment ..........................................................                       3,571        3,571
                                                                                                ----------------------------------
     Total ..............................................................................            633       (5,439)      (4,806)
   Federal income tax ...................................................................            222       (1,904)      (1,682)
                                                                                                ----------------------------------
       Total, net of federal income tax .................................................       $    411      $(3,535)    $ (3,124)
                                                                                                ==================================


NOTE 15 - RELATED PARTY TRANSACTIONS

         Certain directors and executive officers of the Company and the Banks, including companies in which they are officers or have significant ownership, were loan customers of the Banks during 2001 and 2000.

         A summary of loans to directors and executive officers whose borrowing relationship exceeds $60,000, and to entities in which they own a 10% or more voting interest for the years ended December 31 follows:

                                                                                                               2001         2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (in thousands)
Balance at beginning of year ..........................................................................      $ 17,591     $ 16,829
   New loans and advances .............................................................................        21,411        9,823
   Repayments .........................................................................................       (13,374)      (9,061)
                                                                                                             ---------------------
Balance at end of year ................................................................................      $ 25,628     $ 17,591
                                                                                                             =====================

NOTE 16 - OTHER NON-INTEREST EXPENSES

         Other non-interest expenses for the years ended December 31 follow:

                                                                                          2001              2000             1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in thousands)
Loan and collection ..............................................................       $ 2,748          $ 1,463          $  1,348
Data processing ..................................................................         2,558            2,467             3,356
Advertising ......................................................................         2,490            2,129             2,545
Communications ...................................................................         2,275            2,128             2,257
Supplies .........................................................................         1,938            1,530             1,661
Amortization of intangible assets ................................................         1,704            1,728             1,742
FDIC insurance ...................................................................           287              285             1,392
Other ............................................................................         7,283            4,671             4,825
                                                                                         ------------------------------------------
       Total non-interest expense ................................................       $21,283          $16,401          $ 19,126
                                                                                         ==========================================


NOTE 17 - REGULATORY MATTERS

         Capital guidelines adopted by Federal and State regulatory agencies and restrictions imposed by law limit the amount of cash dividends the Banks can pay to the Company. At December 31, 2001, using the most restrictive of these conditions for each Bank, the aggregate cash dividends that the Banks can pay the Company without prior approval was $44.0 million. It is not the intent of Management to have dividends paid in amounts which would reduce the capital of the Banks to levels below those which are considered prudent by Management and in accordance with guidelines of regulatory authorities.

         The Company and the Banks are also subject to various regulatory capital requirements. Quantitative measures established by regulation to ensure capital adequacy require minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that could have a material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital requirements that involve quantitative measures as well as qualitative judgments by the regulators. The most recent notification from the FDIC categorized each of the Banks as well capitalized.

         Actual capital amounts and ratios for the Company and the Banks at December 31, 2001 follow:

                                                                                        Minimum Ratio              Minimum Ratio
                                                                 Actual                for Adequately          for Well-Capitalized
                                                          Amount       Ratio      Capitalized Institutions         Institutions
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (dollars in thousands)
Total capital to risk-weighted assets
   Consolidated ..................................      $ 153,794      10.98%               8.00%                      10.00%
   Independent Bank ..............................         69,034      10.97                8.00                       10.00
   Independent Bank West Michigan ................         31,959      10.54                8.00                       10.00
   Independent Bank South Michigan ...............         24,110      10.60                8.00                       10.00
   Independent Bank East Michigan ................         25,372      10.77                8.00                       10.00

Tier 1 capital to risk-weighted assets
   Consolidated ..................................      $ 137,627       9.82%               4.00%                       6.00%
   Independent Bank ..............................         62,038       9.86                4.00                        6.00
   Independent Bank West Michigan ................         28,245       9.31                4.00                        6.00
   Independent Bank South Michigan ...............         21,504       9.46                4.00                        6.00
   Independent Bank East Michigan ................         22,521       9.56                4.00                        6.00

Tier 1 capital to average assets
   Consolidated ..................................      $ 137,627       7.46%               4.00%                       5.00%
   Independent Bank ..............................         62,038       7.33                4.00                        5.00
   Independent Bank West Michigan ................         28,245       7.66                4.00                        5.00
   Independent Bank South Michigan ...............         21,504       7.43                4.00                        5.00
   Independent Bank East Michigan ................         22,521       7.01                4.00                        5.00

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

         Most of the Company's assets and liabilities are considered financial instruments. Many of these financial instruments lack an available trading market and it is the Company's general practice and intent to hold the majority of its financial instruments to maturity. Significant estimates and assumptions were used to determine the fair value of financial instruments. These estimates are subjective in nature, involving uncertainties and matters of judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Estimated fair values have been determined using available data and methodologies that are considered suitable for each category of financial instrument. For instruments with adjustable-interest rates which reprice frequently and without significant credit risk, it is presumed that estimated fair values approximate the recorded book balances.

         Financial instrument assets actively traded in a secondary market, such as securities, have been valued using quoted market prices while recorded book balances have been used for cash and due from banks and accrued interest.

         The fair value of loans is calculated by discounting estimated future cash flows using estimated market discount rates that reflect credit and interest-rate risk inherent in the loans.

         Financial instrument liabilities with a stated maturity, such as certificates of deposit, have been valued based on the discounted value of contractual cash flows using a discount rate approximating current market rates for liabilities with a similar maturity.

         Derivative financial instruments have principally been valued based on discounted value of contractual cash flows using a discount rate approximating current market rates.

         Financial instrument liabilities without a stated maturity, such as demand deposits, savings, NOW and money market accounts, have a fair value equal to the amount payable on demand.

         The estimated fair values and recorded book balances at December 31 follow:

                                                                                2001                                2000
                                                                      Estimated        Recorded           Estimated       Recorded
                                                                        Fair             Book               Fair            Book
                                                                        Value           Balance             Value          Balance
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
ASSETS
   Cash and due from banks .....................................     $   50,500      $    50,500         $   58,100     $    58,100
   Securities available for sale ...............................        290,300          290,300            217,400         217,400
   Securities held to maturity .................................                                             20,100          20,100
   Net loans and loans held for sale ...........................      1,465,000        1,445,700          1,402,800       1,386,500
   Accrued interest receivable .................................          9,200            9,200              9,100           9,100

LIABILITIES
   Deposits with no stated maturity ............................     $  762,500      $   762,500         $  717,600     $   717,600
   Deposits with stated maturity ...............................        632,000          624,800            673,400         672,300
   Other borrowings ............................................        345,900          340,400            243,000         240,800
   Accrued interest payable ....................................          4,700            4,700              6,000           6,000
   Derivative financial instruments ............................          6,900            6,900              2,600

         The fair values for commitments to extend credit and standby letters of credit are estimated to approximate their aggregate book balance.

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the entire holdings of a particular financial instrument.

         Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, the value of future earnings attributable to off-balance sheet activities and the value of assets and liabilities that are not considered financial instruments.

         Fair value estimates for deposit accounts do not include the value of the substantial core deposit intangible asset resulting from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

NOTE 19 - OPERATING SEGMENTS

         The Company's reportable segments are based upon legal entities. The Company has four reportable segments: Independent Bank ("IB"), Independent Bank West Michigan ("IBWM"), Independent Bank South Michigan ("IBSM") and Independent Bank East Michigan ("IBEM"). The accounting policies of the segments are the same as those described in Note 1 to the Consolidated Financial Statements. The Company evaluates performance based principally on net income of the respective reportable segments.

         A summary of selected financial information for the Company's reportable segments follows:

                                                   IB            IBWM           IBSM           IBEM        Other(1)         Total
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                  (in thousands)
2001
   Total assets ..........................      $878,664      $ 387,607      $ 295,683       $ 321,628     $  4,875      $1,888,457
   Interest income .......................        67,584         31,411         18,844          23,489           31         141,359
   Net interest income ...................        35,781         20,187         10,957          14,057       (2,083)         78,899
   Provision for loan losses .............         1,547            850            510             830                        3,737
   Income (loss) before
     income tax ..........................        16,581         10,050          5,210           5,561       (3,681)         33,721
   Net income (loss) .....................        11,894          6,804          3,829           4,356       (2,485)         24,398

2000
   Total assets ..........................      $898,284      $ 353,556      $ 213,014       $ 313,536     $  5,401      $1,783,791
   Interest income .......................        67,741         30,074         17,206          23,369           25         138,415
   Net interest income ...................        32,602         17,542          9,590          13,297       (2,481)         70,550
   Provision for loan losses .............         1,887            540            380             480                        3,287
   Income (loss) before
     income tax ..........................        13,811          8,225          4,306           5,036       (4,103)         27,275
   Net income (loss) .....................        10,104          5,644          3,252           3,930       (2,921)         20,009

1999
   Total assets ..........................      $886,219      $ 323,847      $ 196,665       $ 308,733     $  9,741      $1,725,205
   Interest income .......................        65,495         25,958         13,562          20,470           25         125,510
   Net interest income ...................        32,051         16,182          8,203          12,495       (2,151)         66,780
   Provision for loan losses .............         1,286            540            220             615                        2,661
   Income (loss) before
     income tax ..........................         2,469          6,069          3,074           3,944       (3,594)         11,962
   Net income (loss) .....................         1,674          4,198          2,345           3,040       (2,588)          8,669

(1) Includes amounts relating to the Company and certain insignificant operations.


NOTE 20 - INDEPENDENT BANK CORPORATION (PARENT COMPANY ONLY)
FINANCIAL INFORMATION

         Presented below are condensed financial statements for the parent company.

CONDENSED STATEMENTS OF FINANCIAL CONDITION                                                                     December 31,
                                                                                                            2001             2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)
ASSETS
   Cash and due from banks .......................................................................        $  10,292        $  7,496
   Investment in subsidiaries ....................................................................          145,857         147,210
   Other assets ..................................................................................            8,075           6,771
                                                                                                          -------------------------
       Total Assets ..............................................................................        $ 164,224        $161,477
                                                                                                          =========================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes payable .................................................................................        $  10,500        $ 11,500
   Subordinated debentures .......................................................................           17,783          17,783
   Other liabilities .............................................................................            4,038           3,858
   Shareholders' equity ..........................................................................          131,903         128,336
                                                                                                          -------------------------
       Total Liabilities and Shareholders' Equity ................................................        $ 164,224        $161,477
                                                                                                          =========================

CONDENSED STATEMENTS OF OPERATIONS                                                               Year Ended December 31,
                                                                                       2001               2000               1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)
OPERATING INCOME
   Dividends from subsidiaries ..............................................        $ 23,100           $ 15,400           $  9,100
   Management fees from subsidiaries and other income .......................          14,944             12,905             10,242
                                                                                     ----------------------------------------------
     Total Operating Income .................................................          38,044             28,305             19,342
                                                                                     ----------------------------------------------

OPERATING EXPENSES
   Interest expense .........................................................           2,114              2,506              2,176
   Administrative and other expenses ........................................          16,764             14,281             12,078
                                                                                     ----------------------------------------------
     Total Operating Expenses ...............................................          18,878             16,787             14,254
                                                                                     ----------------------------------------------
     Income Before Federal Income Tax and Undistributed Net Income
       of Subsidiaries ......................................................          19,166             11,518              5,088
Federal income tax credit ...................................................           1,449              1,175              1,209
                                                                                     ----------------------------------------------
     Income Before Equity in Undistributed Net Income of Subsidiaries .......          20,615             12,693              6,297
Equity in undistributed net income of subsidiaries ..........................           3,783              7,316              2,372
                                                                                     ----------------------------------------------
       Net Income ...........................................................        $ 24,398           $ 20,009           $  8,669
                                                                                     ==============================================

CONDENSED STATEMENTS OF CASH FLOWS                                                               Year Ended December 31,
                                                                                       2001               2000               1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)
Net Income ..................................................................        $ 24,398           $ 20,009           $  8,669
                                                                                     ----------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME
TO NET CASH FROM OPERATING ACTIVITIES
   Depreciation, amortization of intangible assets and premiums,
     and accretion of discounts on securities and loans .....................           1,005                977                787
   (Increase) decrease in other assets ......................................            (529)             2,150                993
   Increase in other liabilities ............................................             819                581                213
   Equity in undistributed net income of subsidiaries .......................          (3,783)            (7,316)            (2,372)
                                                                                     ----------------------------------------------
     Total Adjustments ......................................................          (2,488)            (3,608)              (379)
                                                                                     ----------------------------------------------
     Net Cash from Operating Activities .....................................          21,910             16,401              8,290
                                                                                     ----------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES
   Purchase of securities available for sale ................................            (100)
   Maturity of securities available for sale ................................                                                   100
   Capital expenditures .....................................................            (328)              (616)            (2,264)
                                                                                     ----------------------------------------------
     Net Cash Used in Investing Activities ..................................            (428)              (616)            (2,164)
                                                                                     ----------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
   Proceeds from short-term borrowings ......................................                              1,000              4,500
   Retirement of long-term debt .............................................          (1,000)            (2,000)            (2,000)
   Dividends paid ...........................................................          (7,236)            (6,615)            (4,587)
   Repurchase of common stock ...............................................         (13,168)            (3,674)            (4,331)
   Proceeds from issuance of common stock ...................................           2,718                732              1,017
                                                                                     ----------------------------------------------
     Net Cash Used in Financing Activities ..................................         (18,686)           (10,557)            (5,401)
                                                                                     ----------------------------------------------
     Net Increase in Cash and Cash Equivalents ..............................           2,796              5,228                725
Cash and Cash Equivalents at Beginning of Year ..............................           7,496              2,268              1,543
                                                                                     ----------------------------------------------
       Cash and Cash Equivalents at End of Year .............................        $ 10,292           $  7,496           $  2,268
                                                                                     ==============================================

                                QUARTERLY SUMMARY

                                                            Reported Sale Prices of Common Shares                   Cash Dividends
                                                            2001                             2000                      Declared
                                                --------------------------------------------------------------
                                                 High        Low       Close      High       Low        Close       2001       2000
-----------------------------------------------------------------------------------------------------------------------------------
First quarter .............................     $20.24     $17.31     $19.22     $13.15     $ 9.42     $11.56      $ .15      $ .14
Second quarter ............................      24.86      18.57      23.38      13.15      11.33      12.30        .15        .14
Third quarter .............................      28.10      21.50      24.86      17.42      12.19      15.56        .15        .14
Fourth quarter ............................      29.10      24.31      27.80      18.93      15.00      18.81        .18        .14

         The Company has approximately 2,200 holders of record of its common stock. The common stock trades on the Nasdaq stock market under the symbol "IBCP." The prices shown above are supplied by Nasdaq and reflect the inter-dealer prices and may not include retail markups, markdowns or commissions. There may have been transactions or quotations at higher or lower prices of which the Company is not aware.

         In addition to the provisions of the Michigan Business Corporation Act, the Company's ability to pay dividends is limited by its ability to obtain funds from the Banks and by regulatory capital guidelines applicable to the Company. (See Note 17 to the Consolidated Financial Statements.)


                      QUARTERLY FINANCIAL DATA (UNAUDITED)

         A summary of selected quarterly results of operations for the years ended December 31 follows:

                                                                                             Three Months Ended
                                                                         March           June              September      December
                                                                          31,             30,                 30,            31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (in thousands, except per share amounts)
2001
   Interest income ............................................        $ 35,252         $35,405            $35,920         $  34,782
   Net interest income ........................................          18,136          19,189             20,312            21,262
   Provision for loan losses ..................................             633           1,261              1,061               782
   Income before income tax expense ...........................           7,386           8,219              8,731             9,385
   Net income before cumulative effect of change in
     accounting principle .....................................           5,293           6,249              6,245             6,646
   Net income .................................................           5,258           6,249              6,245             6,646

   Income per share before cumulative effect of change in
     accounting principle
     Basic ....................................................        $    .44         $   .52            $   .52         $     .56
     Diluted ..................................................             .43             .51                .51               .55
   Net income
     Basic ....................................................        $    .43         $   .52            $   .52         $     .56
     Diluted ..................................................             .43             .51                .51               .55

2000
   Interest income ............................................        $ 33,005         $34,136            $35,464         $  35,810
   Net interest income ........................................          17,158          17,556             17,896            17,940
   Provision for loan losses ..................................             557           1,392                657               681
   Income before income tax expense ...........................           6,034           6,227              7,508             7,506
   Net income .................................................           4,486           4,636              5,459             5,428

   Income per share
     Basic ....................................................        $    .36         $   .38            $   .44         $     .44
     Diluted ..................................................             .36             .37                .44               .44

                            SHAREHOLDER INFORMATION

HOW TO ORDER FORM 10-K

         Shareholders may obtain, without charge, a copy of Form 10-K, the 2001 Annual Report to the Securities and Exchange Commission, by writing to the Chief Financial Officer, Independent Bank Corporation, P.O. Box 491, Ionia, Michigan 48846 or by e-mail at info@ibcp.com.

PRESS RELEASES

         The Company's press releases, including earnings and dividend announcements as well as other financial information, are available on the Company's website at www.ibcp.com.

NOTICE OF ANNUAL MEETING

         The Company's Annual Meeting of Shareholders will be held at 3:00 p.m. on April 16, 2002, in the Ionia Theater located at 205 West Main Street, Ionia, Michigan, 48846.

TRANSFER AGENT AND REGISTRAR

         EquiServe Trust Company, N.A., P.O. Box 43011, Providence, RI 02940-3011, 800/426-5523, www.equiserve.com, serves as transfer agent and registrar of the Company's common stock.

DIVIDEND REINVESTMENT

         The Company maintains an Automatic Dividend Reinvestment and Stock Purchase Plan which provides an opportunity for shareholders of record to reinvest cash dividends into the Company's common stock. Optional cash purchases up to $5,000 per quarter are also permitted. A prospectus is available by writing to the Company's Chief Financial Officer.



                        EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS
    Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation
    Ronald L. Long, President and Chief Executive Officer, Independent Bank East Michigan
    Michael M. Magee, Jr., President and Chief Executive Officer, Independent Bank
    David C. Reglin, President and Chief Executive Officer, Independent Bank West Michigan
    Edward B. Swanson, President and Chief Executive Officer, Independent Bank South Michigan
    Robert N. Shuster, Executive Vice President and Chief Financial Officer, Independent Bank Corporation
    Richard E. Butler, Senior Vice President, Independent Bank Corporation
    Peter R. Graves, Senior Vice President, Independent Bank Corporation
    James J. Twarozynski, Senior Vice President and Controller, Independent Bank Corporation


DIRECTORS
    Keith E. Bazaire, Retired, former President, Carter's Food Center, Inc., Retail Grocer, Charlotte
    Jeffrey A. Bratsburg, Retired, former President and Chief Executive Officer, Independent Bank West Michigan
    Terry L. Haske, President, Ricker & Haske, C.P.A.s, P.C., Marlette
    Robert L. Hetzler, President, Monitor Sugar Company, Food Processor, Bay City
    Thomas F. Kohn, Chief Executive Officer, Belco Industries, Inc., Manufacturer, Belding
    Robert J. Leppink, President, Leppink's Inc., Retail Grocer, Belding
    Charles A. Palmer, Professor of Law, Thomas M. Cooley Law School, Lansing
    Charles C. Van Loan, President and Chief Executive Officer, Independent Bank Corporation, Ionia
    Arch V. Wright, Jr., President, Charlevoix Development Company, Real Estate Development, Charlevoix

                     (This page intentionally left blank.)

INDEPENDENT BANK CORPORATION
P.O. Box 491, 230 West Main Street
Ionia, Michigan 48846
616-527-9450






                                                                     INPCO-PS-02

                          INDEPENDENT BANK CORPORATION

Dear Shareholder,

Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope. If you wish to register your vote by touch-tone telephone or the Internet see the reverse side for instructions.

Your vote must be received prior to the Annual Meeting of Shareholders to be held April 16, 2002.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


The Board of Directors
INDEPENDENT BANK CORPORATION





                                  DETACH HERE



                          INDEPENDENT BANK CORPORATION

                     230 West Main Street, Ionia, Michigan

               Proxy Solicited by the Board of Directors for the
            Annual Meeting of Shareholders to be held April 16, 2002

The undersigned hereby appoints Charles C. Van Loan and Robert N. Shuster and each of them, Proxies, with power of substitution, to vote all shares of common stock of Independent Bank Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Ionia Theater, located at 205 West Main Street, Ionia, Michigan 48846 on Tuesday, April 16, 2002 at 3:00 p.m. (local time), and at all adjournments thereof, as directed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S), IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES AS DIRECTORS AND "FOR" APPROVAL OF THE LONG-TERM INCENTIVE PLAN.

                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE

Please sign this Proxy exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

INDEPENDENT BANK
CORPORATION

C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398



     Vote by Telephone                                 Vote by Internet

     It's fast, convenient, and immediate!             It's fast, convenient, and your vote is immediately
     Call Toll-Free on a Touch-Tone Phone              confirmed and posted.
     1-877-PRX-VOTE (1-877-779-8683).

     Follow these four easy steps:                     Follow these four easy steps:

      1. Read the accompanying Proxy Statement and      1. Read the accompanying Proxy Statement and
         Proxy Card.                                       Proxy Card.

      2. Call the toll-free number                      2. Go to the Website
         1-877-PRX-VOTE (1-877-779-8683).                  http://www.eproxyvote.com/ibcp

      3. Enter your Voter Control Number located on     3. Enter your Voter Control Number located on
         your Proxy Card above your name.                  your Proxy Card above your name.

      4. Follow the recorded instructions.              4. Follow the instructions provided.

      Your vote is important!                           Your vote is important!
      Call 1-877-PRX-VOTE anytime!                      Go to http://www.eproxyvote.com/ibcp anytime!

              Do not return your Proxy Card if you are voting by Telephone or Internet





                                             DETACH HERE



/X/ Please mark
    votes as in
    this example.


-----------------------------------------
     INDEPENDENT BANK CORPORATION
-----------------------------------------
                                                                                                              FOR   AGAINST  ABSTAIN
1. Election of two Directors for terms expiring in 2005.         2. To approve the Long-Term Incentive Plan   / /     / /      / /
   Nominees: (01) Terry L. Haske and (02) Thomas F. Kohn

             FOR / /                / / WITHHELD
             ALL                        FROM ALL                 3. To transact such other business that may properly come before
          NOMINEES                      NOMINEES                    the meeting or at any adjournments thereof.

      / /
         -----------------------------------------------
             For all nominees except as noted above



                                                                    Mark box at right if an address change or comment has been / /
                                                                    noted on the reverse side of this card.

                                                                    Please be sure to sign and date this Proxy.


Signature:                                 Date:              Signature:                               Date:
            -------------------------------      ------------            ----------------------------        -------------